SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IHS INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

IHS INC.

15 Inverness Way East

Englewood, Colorado 80112

www.ihs.com

February 26, 2014

Dear IHS Stockholder:

We are pleased to invite you to attend our 2014 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, April 9, 2014, at the Marriott Marquis, 1535 Broadway, New York, NY 10036.

Whether or not you attend the Annual Meeting, it is important that you participate. We value the vote of every stockholder. Please review the enclosed Proxy Card carefully to understand how you may vote by proxy. If you choose to cast your vote in writing, please sign and return your proxy promptly. For Proxy Cards delivered in hard copy, a return envelope, requiring no postage if mailed in the United States, is enclosed. For your convenience, we have also arranged to allow you to submit your proxy telephonically. If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the instructions you receive from your bank or broker.

If you want to attend the Annual Meeting in person, please let us know in advance. Each stockholder of record has the opportunity to vote in person at the Annual Meeting. If your shares are not registered in your name (for instance, if you hold shares through a broker, bank, or other institution), please advise the stockholder of record that you wish to attend; that firm will then provide you with evidence of ownership that will be required for admission to the Annual Meeting. Let us know if we can explain any of these matters or otherwise help you with voting or attending our Annual Meeting.

Remember that your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person. Your participation is important to all of us at IHS, so please review these materials carefully and cast your vote.

We look forward to hearing from you or seeing you at the Annual Meeting.

Sincerely,

Executive Vice President, Legal and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, April 9, 2014

To our Stockholders:

IHS Inc. will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at 10:00 a.m. Eastern Daylight Time, on Wednesday, April 9, 2014, at the Marriott Marquis,1535 Broadway, New York, NY 10036.

We are holding this Annual Meeting to allow our stockholders to vote on several key topics:

—	to elect three directors to serve until the 2017 Annual Meeting or until their successors are duly elected and qualified;

—	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants;

—	to approve, on an advisory, non-binding basis, the compensation of our named executive officers; and

—	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on February 18, 2014 (the “Record Date”) are entitled to notice of, and to vote, at the Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for stockholders to review for purposes relevant to the meeting. To arrange to review that list contact:

IHS Inc., Attn: Corporate Secretary, 15 Inverness Way East, Englewood, Colorado 80112

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 9, 2014: The Proxy Statement and our Annual Report on Form 10-K (“Annual Report”) for the year ended November 30, 2013 are available at http://investor.ihs.com

We will deliver a copy of the Proxy Statement and our Annual Report free of charge if a stockholder sends a request to the Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112 or calls 303-790-0600.

It is important that your shares are represented at this Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed Proxy Card by mail, or by voting by telephone, or, if you hold your shares in the name of a bank or broker, by following the instructions you receive from your bank or broker.

Casting a vote by proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Stephen Green, Executive Vice President, Legal and Corporate Secretary

February 26, 2014

IHS INC.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Inc., a Delaware corporation, of proxies for the 2014 Annual Meeting of Stockholders and any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, April 9, 2014, at the Marriott Marquis, 1535 Broadway, New York, NY 10036.

This Proxy Statement, the Annual Report on Form 10-K for the year end November 30, 2013 (the “Annual Report”), and the accompanying form of Proxy Card are being first sent to stockholders on or about February 28, 2014. While we are mailing the full set of proxy materials to all of our record holders, with respect to beneficial owners whose shares are held in the name of a bank or broker, we are only providing notice and electronic access to our proxy materials. The notice to such beneficial owners will be mailed on or about February 28, 2014. The notice contains instructions regarding how to access and review our proxy materials over the Internet. The notice also provides instructions regarding how to submit a proxy over the Internet. We believe that this process allows us to provide stockholders with important information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Beneficial owners who receive such notice may request a printed copy of our proxy materials without charge by contacting our Corporate Secretary no later than April 2, 2014, at IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112 or calling 303-790-0600.

References in this Proxy Statement to “we,” “us,” “our,” “the Company,” and “IHS” refer to IHS Inc. and our consolidated subsidiaries.

Appointment of Proxy Holders

The Board of Directors of IHS (the “Board”) asks you to appoint the following individuals as your proxy holders to vote your shares at the 2014 Annual Meeting of Stockholders:

Scott Key, President and Chief Executive Officer;

Todd Hyatt, Executive Vice President and Chief Financial Officer; and

Stephen Green, Executive Vice President, Legal and Corporate Secretary

You may make this appointment by using one of the methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our Class A common stock at the close of business on February 18, 2014—the “Record Date” for the Annual Meeting—can vote at the Annual Meeting.

Each holder of our Class A common stock is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, we had 68,053,423 shares of Class A common stock outstanding and entitled to vote.

There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person, by mail or telephonically, as described below. If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the voting instructions on the form you receive from your bank or broker.

Voting by Telephone. Stockholders of record entitled to vote at the Annual Meeting can simplify their voting and reduce the Company’s cost by voting their shares via telephone. The telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who elect to vote over the telephone may incur telecommunication costs for which the stockholder is solely responsible. The telephonic voting facilities for stockholders of record will close at 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting.

Voting by Mail. Stockholders of record may vote by signing, dating, and returning the Proxy Card in the enclosed postage-prepaid return envelope. Carefully review and follow the instructions on the enclosed Proxy Card. The shares represented will be voted in accordance with the directions in the Proxy Card. The Proxy Card must be received by us no later than the close of business on April 8, 2014.

Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to attend and vote in person at the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

—	by voting in person at the Annual Meeting;

—	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

—	by submitting another proxy—properly executed and delivered—on a later date, but prior to the Annual Meeting.

Quorum

A quorum, which is a majority of the outstanding shares entitled to vote as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on any given proposal. “Broker non-votes” (see below) will be counted as shares of stock that are present for the purpose of determining the presence of a quorum but will have no effect with respect to any matter for which a broker does not have authority to vote.

Required Vote

With respect to Proposal 1, our directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director. However, in the event of a contested election, our directors will be elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected.

Each of the following proposals will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote:

Proposal 2, the ratification of our independent auditors; and

Proposal 3, the advisory vote on executive compensation.

With respect to Proposals 2 and 3, abstentions will not be counted as votes cast on these proposals and will have the effect of a vote against such proposals.

Please note that under current New York Stock Exchange rules, brokers may no longer vote your shares on certain “non-routine” matters without your voting instructions. Accordingly, if you do not provide your broker or other nominee with instructions on how to vote your shares, it will be considered a “broker non-vote” and your broker or nominee will not be permitted to vote those shares on the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3). Your broker or nominee will be entitled to cast broker non-votes on the ratification of independent auditors (Proposal 2).

We encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

We pay the cost of printing and mailing the Notice of Annual Meeting, the Annual Report, and all proxy and voting materials. Our directors, officers, and other employees may participate in the solicitation of proxies by personal interview, telephone, or e-mail. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Other Matters

Multiple IHS stockholders who share an address may receive only one copy of this Proxy Statement and the Annual Report, unless the stockholder gives instructions to the contrary. We will deliver promptly a separate copy of this Proxy Statement and the Annual Report to any IHS stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting:

Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112

by telephone: 303-790-0600

Multiple stockholders who share a single address and who receive multiple copies of the Proxy Statement and the Annual Report and who wish to receive a single copy of each at that address in the future will need to contact their bank, broker, or other nominee.

Important Reminder
Please promptly vote and submit your proxy in writing or by telephone, or if you hold your shares through a bank or broker, as instructed by your bank or broker.
To submit a written vote, you may sign, date, and return the enclosed Proxy Card in the postage-prepaid return envelope. To vote telephonically, follow the instructions provided on the Proxy Card.
Voting by proxy will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1: Election of Directors

Directors and Nominees

Pursuant to the authority granted to the Company’s Board of Directors (the “Board”) by the Company’s Amended and Restated By-Laws, the Board has determined that it be composed of nine directors, divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting.

Three directors are to be elected at the 2014 Annual Meeting. These directors will hold office until the Annual Meeting in 2017, or until their respective successors have been elected and qualified. Each director nominee set forth below has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board may reduce the number of directors to constitute the entire Board, in its discretion.

If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, such director is required to immediately tender his or her resignation and such resignation will be effective only if and when accepted by the Board, in the Board’s discretion. If the Board accepts such a resignation, the remaining members of the Board may fill the resulting vacancy or decrease the size of the Board.

2014 NOMINEES FOR DIRECTOR

For more information about each director nominee, our continuing directors, and the operation of our Board, see below under “Business Experience and Qualification of Board Members.”

Name	Age	Director Since	Position with Company

Brian H. Hall	66	2008	Director
Balakrishnan S. Iyer	57	2003	Director
Jerre L. Stead	71	2000	Director and Executive Chairman

Vote Required and Recommendation

In an uncontested election, directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director. However, in the event of a contested election, our directors would be elected by a plurality vote, which means that the three nominees receiving the most affirmative votes would be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES

Proposal 2: Ratification of the Appointment of Independent Registered Public Accountants

Proposed Ratification

The Audit Committee of the Board (the “Audit Committee”), which is composed entirely of independent directors, has selected Ernst & Young LLP as the independent registered public accountants to audit our books, records, and accounts and those of our subsidiaries for the fiscal year 2014. The Board has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, in their discretion, retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of IHS and its stockholders.

Ernst & Young LLP previously audited our consolidated financial statements during the 13 fiscal years ended November 30, 2013. Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.

Audit, Audit-Related, and Tax Fees

In connection with the audit of the 2013 financial statements, IHS entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP performed audit services for IHS. That agreement subjects IHS to alternative dispute resolution procedures and excludes the award of punitive damages in the event of a dispute between IHS and Ernst & Young LLP.

Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended November 30, 2013 and 2012 respectively, were as follows:

	2013	2012

	(in thousands)
Audit Fees	$2,251	$2,225
Audit-Related Fees	403	711
Tax Fees	52	456
All Other Fees	—	—

Total	$2,706	$3,392

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the statutory audit of our subsidiaries, the review of our interim consolidated financial statements, and other services provided in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, auditing work on proposed transactions, attestation services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards. For 2013, audit-related fees also included approximately $300,000 for professional services rendered related to acquisitions. For 2012, audit-related fees also included approximately $534,000 for professional services rendered related to acquisitions.

Tax Fees. Tax fees consist of tax compliance consultations, preparation of tax reports, and other tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by Ernst & Young LLP. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with rules and regulations of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) and the New York Stock Exchange (the “NYSE”). The Audit Committee does not delegate its responsibilities to pre-approve services performed by Ernst & Young LLP to management or to any individual member of the Audit Committee. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Vote Required and Recommendation

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” this Proposal 2 regarding the ratification of Ernst & Young LLP as our independent registered public accountants. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Proposal 3: Advisory Vote to Approve Executive Compensation

With this proposal, we are providing stockholders an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. In accordance with Section 14A of the Exchange Act, as voted upon by our stockholders, and as approved by our Board of Directors, we are holding this advisory vote on an annual basis.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific individual and corporate goals, with an emphasis on creating overall stockholder value.

Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our NEOs. We would like to specifically point out the following highlights:

—

Through the awards of performance- and time-based restricted stock units, we have aligned our NEO compensation opportunity directly to the value of our stock. We have emphasized long-term performance with performance-based awards that focus on three-year performance objectives and strong holding requirements. Our NEOs are required to retain IHS stock equal to three to five times the value of their annual salaries. Unvested stock awards do not count toward their respective holding requirements.

—

In 2013, we entered into employment agreements with our three new NEOs that specified limited severance protection in certain events, but excluded any protection in the event the officer chose to voluntarily terminate employment.

—

Since 2010, we have not entered into any new employment agreements that provide entitlement to tax gross-ups with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment.

—	The independent compensation consultant retained by the Human Resources Committee of the Board of Directors is prohibited from doing any unrelated work for the Company.

The Human Resources Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation program and practices as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEO’s compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve the compensation policies and practices of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Commission (which includes the “Compensation Discussion and Analysis,” the compensation tables, and related material).

Vote Required and Recommendation

The say-on-pay vote is advisory and therefore not binding on the Company, the Human Resources Committee, or our Board. Our Board and our Human Resources Committee value the opinions of our stockholders and, to the extent there is a significant vote against the named executive officer compensation policies and practices as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

In 2013, 98 percent of the total shares voted at our Annual Meeting of Stockholders approved the advisory vote on executive compensation. Based on this level of stockholder support, we continued with our compensation philosophy and mix of compensation elements that strongly tie pay to performance.

Unless you instruct us to the contrary, proxies will be voted “FOR” this Proposal 3 regarding named executive officer compensation policies and practices, as described in “Compensation Discussion and Analysis” below, and the other related tables and disclosures in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT

TO THE COMPENSATION DISCLOSURE RULES OF THE COMMISSION

Corporate Governance and Board of Directors

Board Leadership Structure

The Board of Directors of IHS believes strongly in the value of an independent board of directors to provide effective oversight of management. Of the nine members of our Board of Directors, seven are independent. This includes all members of the key board committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. The independent members of the Board of Directors meet regularly without management, which meetings are chaired by the Lead Independent Director, whose role is described further below.

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer (“CEO”) in any way that it deems to be in the best interests of the Company. Jerre Stead served as Chairman of the Board and CEO until May 31, 2013 and became Executive Chairman effective on June 1, 2013 when Scott Key assumed the role of President and CEO. Throughout the time that the offices of Chairman and CEO were combined, Mr. Stead was well positioned to develop agendas that ensured that the Board’s time and attention were focused on the most critical matters. As Executive Chairman, Mr. Stead is charged with presiding over meetings of our Board and providing advice and counsel to the CEO regarding our business and operations. The Board feels that this governance structure is optimal because it enables us to gain the benefits of the continued leadership and other contributions from Mr. Stead, while at the same time executing on our previously announced CEO succession plan.

IHS has established a Lead Independent Director role with broad authority and responsibility. During 2013, C. Michael Armstrong served as Lead Independent Director. Mr. Armstrong has decided to retire at the end of his term effective on April 9, 2013 and will not stand for re-election, but he will continue to serve as Lead Independent Director until his retirement is effective. The Board has elected Brian H. Hall to serve as our new Lead Independent Director beginning immediately after our Annual Meeting of Stockholders. The Lead Independent Director’s responsibilities include:

—	scheduling meetings of the independent directors;

—	chairing the separate meetings of the independent directors;

—	serving as principal liaison between the independent directors, the Executive Chairman, and the President and CEO on sensitive issues;

—	communicating from time to time with the Executive Chairman and the President and CEO, and disseminating information among the Board of Directors as appropriate;

—	providing leadership to the Board of Directors if circumstances arise in which the role of the Executive Chairman may be, or may be perceived to be, in conflict;

—	reviewing the agenda and schedule for Board of Directors meetings and executive sessions and adding topics to the agenda as appropriate;

—	reviewing the quality, quantity, and timeliness of information to be provided to the Board;

—	being available, as appropriate, for communication with stockholders; and

—	presiding over the annual self-evaluation of the Board of Directors.

The Board believes that these responsibilities appropriately and effectively complement the Board leadership structure of IHS.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Management at IHS is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of the Company’s risk management. With the oversight of the Board of Directors, IHS has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.

The Board of Directors created a Risk Committee in 2012 to bring additional Board-level focus to the oversight of the Company’s management of key risks, as well as the Company’s policies and processes for monitoring and mitigating such risks. Each of the Board’s four committees, Risk, Audit, Human Resources, and Nominating and Corporate Governance, has a role in assisting the Board of Directors in its oversight of the Company’s risk management, as set forth in the relevant Committee Charters.

The Chair of the Risk Committee gives regular reports of the Risk Committee’s activities to the Audit Committee in order to keep the Audit Committee informed of the Company’s guidelines, policies and practices with respect to risk assessment and risk management; and each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with IHS senior management on many core subjects, including strategy, operations, finance, information technology, human resources, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its independent committees, to participate actively in the oversight of management’s actions.

Business Experience and Qualification of Board Members

The following discussion presents information about the persons who comprise the Board of Directors of IHS, including the three nominees for election at the Annual Meeting.

2014 Nominees for Director

Brian H. Hall, 66, was appointed to our Board in March 2008. From January 2007 through August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation. Previously, from 1995 through 2006, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard’s and Executive Vice President of McGraw-Hill. Mr. Hall serves as Chairman and a member of the board of trustees of the Rochester Institute of Technology. Mr. Hall currently serves on the board of trustees for the Cheyenne Mountain Zoo and as a director of the Breckenridge Music Festival. He is a former board member of Archipelago Learning, Inc., Bank One of Colorado Springs, and Ryerson of Canada.

Mr. Hall brings to the Board many years of relevant industry experience gained in executive level positions in the information services industry.

Balakrishnan S. Iyer, 57, has served as a member of our Board since December 2003. From October 1998 to June 2003, Mr. Iyer served as Senior Vice President and Chief Financial Officer of

Conexant Systems, Inc. From 1997 to 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology Inc. and, from 1993 to 1997, he was Vice President, Corporate Controller of VLSI Technology Inc. Mr. Iyer served on the board of directors of Conexant Systems from February 2002 until April 2011 and Life Technologies until it was acquired in February 2014. He currently serves on the board of directors of Skyworks Solutions, Power Integrations, Inc., and QLogic Corporation.

Mr. Iyer provides to the Board his expertise in corporate finance, accounting, and strategy, including experience gained as the Chief Financial Officer of two public companies. Mr. Iyer also brings a background in organizational leadership and experience serving as a public company outside director.

Jerre L. Stead, 71, was named Executive Chairman in June 2013. From September 2006 until June 2013, Mr. Stead was Chief Executive Officer of IHS. He has served as Chairman of the Board since December 1, 2000. From August 1996 until June 2000, Mr. Stead served as Chairman of the board of directors and Chief Executive Officer of Ingram Micro Inc. Prior to that, he served as Chief Executive Officer and Chairman of the board of directors at Legent Corporation, from January 1995 to September 1995. From May 1993 to December 1994, he was Executive Vice President of AT&T and Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation). From September 1991 to April 1993, he was President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems (Avaya Corporation). Mr. Stead was a director of Conexant Systems from May 1998 until May 2011 and a director of Brightpoint, Inc. until its acquisition by Ingram Micro Inc. in 2012. Mr. Stead also served on the board of directors of Mindspeed Technologies, Inc. until January 2014.

Mr. Stead has been involved in the leadership of IHS for more than 13 years and was previously the Chief Executive Officer of six different public companies. As Executive Chairman, Mr. Stead brings to the Board of Directors his thorough knowledge of IHS’ business, strategy, people, operations, competition, and financial position. Mr. Stead provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry, and government relationships.

Continuing Directors with Terms Expiring at the Annual Meeting in 2015

Ruann F. Ernst, 67, has served as a member of our Board since December 2006. Dr. Ernst served as Chief Executive Officer of Digital Island, Inc. from 1998 until her retirement in 2002. Dr. Ernst was Chairperson of the board of Digital Island from 1998 until the company was acquired by Cable & Wireless, Plc. in 2001. Prior to Digital Island, Dr. Ernst worked for Hewlett Packard in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company and a faculty member and Director of Medical Computing at The Ohio State University where she managed a biomedical computing and research facility. Dr. Ernst currently serves on the board of Digital Realty Trust. At The Ohio State University, she serves on the University Foundation Board and the Fisher College of Business Advisory Board in addition to serving as co-chair of The Ohio State University Innovation Foundation. She was a founder and is Board Chair of the non-profit, HealthyLifeStars.

Dr. Ernst brings to the Board a strong technical and computing background as well as skill in the development of information technology businesses. She also has extensive experience as a member of boards where strategic planning and long-term planning are critical to the success of the enterprise.

Christoph v. Grolman, 54, was appointed to our Board in March 2007. Mr. Grolman is CEO of TBG. Prior to his current position he served as Managing Director of TBG Limited (until 2009 TBG Holdings

N.V.) since March 2007. From December 2006 to March 2007, Mr. Grolman served as Executive Director of TBG. From 2002 to 2006 he held the position of Executive Vice President of TBG, responsible for an industrial operating group and venture investments. Prior to joining TBG, he was a consult with Roland Berger & Partner Management Consults in Munich.

Mr. Grolman brings to our Board a wealth of experience in global business operations, strategic acquisitions, and financial strategies for a diverse portfolio of investments.

Richard W. Roedel, 64, has served as a member of our Board since November 2004. Mr. Roedel serves as a director of Lorillard, Inc., Six Flags Entertainment Corporation, and Luna Innovations Incorporated. Mr. Roedel also serves as the non-executive Chairman of Luna. He is also on the board of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees, and serves on the Standing Advisory Group for the Public Company Accounting Oversight Board (PCAOB). Mr. Roedel served on the board of Sealy Corporation until 2013 when it was acquired. He also served as a director of Broadview Network Holdings, Inc, a private company until 2012 and Dade Behring Holdings, Inc. from October 2002 until November 2005 when Dade was acquired. He was also a director of BrightPoint, Inc. until it was acquired in 2012. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from November 2002 until June 2005, including Chairman and Chief Executive Officer. Until 2000, Mr. Roedel was employed by BDO Seidman LLP, having been Managing Partner of its Chicago and New York Metropolitan area offices and later as Chairman and Chief Executive Officer. Mr. Roedel is a graduate of The Ohio State University and is a certified public accountant.

Mr. Roedel provides to the Board of Directors expertise in corporate finance, accounting, and strategy. He brings experience gained as a Chief Executive Officer and as a director for several companies.

Continuing Directors with Terms Expiring at the Annual Meeting in 2016

Roger Holtback, 69, has served as a member of our Board since December 2003. Since 2001, Mr. Holtback has served as Chairman of Holtback Invest AB. From 1991 to 1993, he served as a member of the Group Executive Committee of SEB and Coordinating Chairman of SEB Sweden. From 1984 to 1990, he served as President and Chief Executive Officer of Volvo Car Corporation and Executive Vice President of AB Volvo. Mr. Holtback is currently Chairman of Rullpack AB, Finnvedan Bulten AB, and the Swedish Exhibition Centre and Congress Centre. He also serves as a director of TROX AB, a member of the Stena Sphere Advisory Board and as Senior Advisor to Nordic Capital.

Mr. Holtback brings to the Board significant operational and strategic experience gained during many years in a Chief Executive Officer position. The Board also benefits from his long experience as an outside public company board member and his vast experience and perspective as a European executive leader.

Scott Key, 55, has served as President and Chief Executive Officer of IHS and as a member of our Board since June 2013. Previously, from January 2011, Mr. Key served as Chief Operating Officer of IHS. From January 2010 through December 2010, he was Senior Vice President of Global Products and Services. Prior to holding these positions, he served as President and Chief Operating Officer of IHS Global Insight from October 2008 until January 2010. Mr. Key joined IHS in 2003 to lead strategy, marketing and product teams for the IHS energy business. He was involved in supporting the IHS initial public offering, led corporate marketing and strategic planning, and has led acquisition integration efforts, including the largest IHS acquisitions. Mr. Key also served as President and Chief Operating Officer of IHS Jane’s and as Chairman of IHS Fairplay from 2007 to 2008. In addition, he led the EMEA/APAC sales organization and drove the integration of IHS sales teams on a global basis. Based in Denver from 2003 to 2007, he served as Senior Vice President of Corporate Strategy and Marketing and led Energy, Strategy, Products and Marketing. Prior to joining IHS in 2003, Mr. Key served as a senior executive in energy technology and services, based in Houston, Texas. He served as deepwater development manager for Vastar Resources from 1998 to 2000 and was employed by Phillips Petroleum in a range of international and domestic roles of increasing scope from 1987 to 1998. Mr. Key has served as a member of the board of directors of Harte-Hanks Inc. since March 2013. Mr. Key holds bachelor of science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master’s degree in geophysics from the University of Wyoming.

Mr. Key brings to the Board a deep understanding of the business and operations of IHS. He has led transformation and growth across IHS operations during his tenure with the Company and has held leadership positions that span the Company’s operations and assets in information, technology, research and analytics globally.

Jean-Paul Montupet, 66, has served as a member of our Board since October 2012. Mr. Montupet was chair of the Industrial Automation business of Emerson and president of Emerson Europe prior to his retirement in December 2012. Mr. Montupet joined Emerson in 1981, serving in a number of senior executive roles at the global technology provider. Mr. Montupet serves on the boards of Lexmark International, Inc., WABCO Holdings Inc., and Assurant, Inc., and is non-executive chair of the board of PartnerRE Ltd. He is also a trustee of the St. Louis Public Library Foundation and the Winston Churchill National Museum.

Mr. Montupet brings to the Board extensive international business experience, particularly from Europe and Asia Pacific.

Organization of the Board of Directors

The Board held 14 meetings during the fiscal year ended November 30, 2013. At each meeting, the Chairman was the presiding director. Each director attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which they served. As stated in our Governance Guidelines, our Board expects each director to attend our Annual Meeting of Stockholders, although attendance is not required. At the 2013 Annual Meeting of Stockholders, eight of our nine directors were in attendance.

For 2013, our Board had four standing committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. We believe that all members of each of these committees meet the independence standards of the New York Stock Exchange and SEC rules and regulations. The Board has approved a charter for each of the Audit, Human Resources, Nominating and Corporate Governance, and Risk committees, each of which can be found on our website at www.ihs.com.

Independent and Non-Management Directors

We believe that all of our directors other than Messrs. Stead and Key are “independent directors,” based on the independence standards described above. All of our directors other than Mr. Stead and Mr. Key are non-management directors.

In accordance with the IHS Corporate Governance Guidelines, the independent directors designated Mr. Armstrong as Lead Independent Director in October 2006 and designated Mr. Hall as Lead Independent Director beginning after the Annual Meeting. The Lead Independent Director chairs executive sessions of the independent directors. During our 2013 fiscal year, the independent directors of the Board met four times without the presence of management.

Simultaneous Service on Other Public Company Boards

Although the Board does not have a mandatory policy limiting the number of boards on which a director may serve, our Board has adopted Governance Guidelines (available at www.ihs.com) indicating that directors should not serve on more than five boards of public companies while serving on the Company’s Board.

The Governance Guidelines also explain that, if a member of the Company’s Audit Committee simultaneously serves on the audit committees of more than three public companies, and the Company does not limit the number of audit committees on which its audit committee members may serve to three or less, then in each case, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company’s Audit Committee.

The Board has determined that the service of Mr. Iyer on the audit committees of three public companies in addition to the Company’s Audit Committee does not impair Mr. Iyer’s ability to serve effectively on the Company’s Audit Committee.

Business Code of Conduct

We have adopted a code of ethics that we refer to as our Business Code of Conduct. Our Business Code of Conduct applies to our directors as well as all of our principal executive officers, our financial and accounting officers, and all other employees of IHS.

Our Business Code of Conduct, as well as our Governance Guidelines, are available on our website at www.ihs.com. If we approve any substantive amendment to our Governance Guidelines or our Business Code of Conduct, or if we grant any waiver of the Business Code of Conduct to the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer, we intend to post an update on the Investor Relations page of the Company’s website (http://investor.ihs.com) within five business days and keep the update on the site for at least one year.

Communications with the Board

The Board has a process for stockholders or any interested party to send communications to the Board, including any Committee of the Board, any individual director, or our non-management directors. If you wish to communicate with the Board as a whole, with any Committee, with any one or more individual directors, or with our non-management directors, you may send your written communication to:

Stephen Green

Executive Vice President, Legal and Corporate Secretary

IHS Inc.

15 Inverness Way East

Englewood, Colorado 80112

Communications with Non-Management Directors

Interested parties wishing to reach our independent directors or non-management directors may address the communication to our Lead Independent Director on behalf of the non-management directors. Address such communications as follows:

Lead Independent Director

IHS Inc.

15 Inverness Way East

Englewood, Colorado 80112

Depending on how the communication is addressed and the subject matter of the communication, either our Lead Independent Director or Mr. Green will review any communication received and will forward the communication to the appropriate director or directors.

Composition of Board Committees

The Board had four standing committees in fiscal year 2013 with duties, membership, and number of meetings for each as shown below.

Name	Audit	Human Resources	Nominating and Corporate Governance	Risk

C. Michael Armstrong		✓	Chair	✓
Ruann F. Ernst		✓		✓
Brian H. Hall		Chair	✓
Roger Holtback	✓
Balakrishnan S. Iyer	Chair		✓
Jean-Paul Montupet				✓
Richard W. Roedel	✓		✓	Chair
2013 Meetings	8	6	4	10

Audit Committee

Members:

Balakrishnan S. Iyer, Chairman

Roger Holtback

Richard W. Roedel

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our independent registered public accountant’s qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee also prepares the report on the Company’s financial statements and its independent auditor that the SEC rules require to be included in the Company’s annual proxy statement. The Audit Committee is governed by a charter, a copy of which may be found at the Company’s website www.ihs.com. The Audit Committee has sole responsibility for the engagement or termination of our independent accountants. As required by the Audit Committee Charter, all members of the Audit Committee meet the criteria for “independence” within the meaning of the standards established by the New York Stock Exchange, the Company’s Corporate Governance Guidelines, and

the Audit Committee Charter. Each member of the Audit Committee is financially literate and each member has accounting or related financial management expertise as required by New York Stock Exchange listing standards. In addition, the Board has determined that each member of the Audit Committee meets the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Human Resources Committee

Members:

Brian H. Hall, Chairman

C. Michael Armstrong

Ruann F. Ernst

The Human Resources Committee has been created by our Board to (i) oversee our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) oversee and set compensation for our executive officers, (iv) review and discuss the Compensation Discussion and Analysis disclosure with management and provide a recommendation to the Board regarding its inclusion in the Company’s annual proxy statement, and (v) prepare the report on executive officer compensation that the SEC rules require to be included in the Company’s annual proxy statement. The Human Resources Committee is governed by a charter, a copy of which is available at the Company’s website www.ihs.com. See “Compensation Discussion and Analysis” below for a more detailed description of the functions of the Human Resources Committee. All members of the Human Resources Committee are “independent” as required by the New York Stock Exchange, our Corporate Governance Guidelines and the Human Resources Committee Charter.

Nominating and Corporate Governance Committee

Members:

C. Michael Armstrong, Chairman

Brian H. Hall

Balakrishnan S. Iyer

Richard W. Roedel

The Nominating and Corporate Governance Committee has been created by our Board to (i) identify individuals qualified to become board members and recommend director nominees to the Board, (ii) recommend directors for appointment to committees established by the Board, (iii) make recommendations to the Board as to determinations of director independence, (iv) oversee the evaluation of the Board, (v) make recommendations to the Board as to compensation for our directors, and (vi) develop and recommend to the Board our corporate governance guidelines and code of business conduct and ethics. The Nominating and Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating and Corporate Governance Committee can be found under “Director Nominations” in this Proxy Statement, and in the Nominating and Corporate Governance Committee Charter, a copy of which can be found at the Company’s website www.ihs.com. All members of the Nominating and Corporate Governance Committee are “independent” as required by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter.

Risk Committee

Members:

Richard W. Roedel, Chairman

C. Michael Armstrong

Ruann F. Ernst

Jean Paul Montupet

The Risk Committee has been created by our Board to assist our Board in its oversight of the Company’s risk management. In addition to any other responsibilities which may be assigned from time to time by the Board, the Risk Committee is responsible for: (i) reviewing and discussing with management the Company’s risk management and risk assessment processes, including any policies and procedures for the identification, evaluation and mitigation of major risks of the Company; (ii) receiving periodic reports from management as to efforts to monitor, control and mitigate major risks; and (iii) reviewing periodic reports from management on selected risk topics as the Committee deems appropriate from time to time, encompassing major risks other than those delegated by the Board to other Committees of the Board in their respective charters or otherwise. The Risk Committee is governed by a charter, a copy of which is available on the Company’s website www.ihs.com. All members of the Risk Committee are “independent” as required by our Corporate Governance Guidelines and the Risk Committee Charter.

Director Nominations

Our Board nominates directors to be elected at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.

In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills. The Nominating and Corporate Governance Committee will select candidates for director based on the candidate’s character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders (without regard to whether the candidate has been nominated by a stockholder).

The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and preferably multiple, members of the Board to meet the criteria established by the SEC for an “audit committee financial expert,” and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue his or her service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board, or other event, the Nominating and Corporate Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, or by any nomination properly submitted by a stockholder pursuant to the procedures for stockholder nominations for directors provided in “Stockholder Proposals for the 2015 Annual Meeting” in this Proxy Statement. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources. In 2011, the Nominating and Corporate Governance Committee engaged Spencer Stuart to assist with identifying qualified Board candidates, which resulted in the election of Mr. Montupet to the Board.

Director Stock Ownership Guidelines

We believe that our nonemployee directors should have a significant equity interest in the Company. Our Board has adopted an ownership policy that requires directors to hold shares of our common stock with a market value of at least five times the Board’s annual cash retainer. Vested stock units for which receipt of the stock has been deferred until after termination of service count towards the holding requirements. Unvested awards do not count towards the ownership guidelines. Directors have three years to achieve the holding requirement. Directors are not allowed to sell shares until they reach the guideline. As of the Record Date, all of our current directors held shares in excess of their holding requirement.

Director Compensation

Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of cash retainers and equity awards. In addition, our nonemployee directors are reimbursed for reasonable expenses.

Director Compensation	2013 ($)

Board Retainer	90,000
Committee Chair Retainer
—Audit Committee	30,000
—Human Resources Committee	30,000
—Nominating and Corporate Governance Committee	17,500
—Risk Committee	30,000
Committee Member Retainer
—Audit Committee	15,000
—All Other Committees	10,000
Lead Independent Director Retainer	30,000
Annual Equity Award	150,000
Initial Equity Award	150,000

All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan (the “Directors Stock Plan”). The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the Directors Stock Plan.

We provide liability insurance for our directors and officers.

Director Compensation During Fiscal Year 2013

The following table sets forth information concerning the compensation of our nonemployee directors during the fiscal year ended November 30, 2013. Directors did not receive any stock option awards during fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		Total ($)

C. Michael Armstrong(1)	152,500		149,943		3,488	(4)	305,931
Ruann F. Ernst	110,000		149,943				259,943
Christoph v. Grolman	89,910	(2)	149,943				239,853
Brian H. Hall	129,963	(2)	149,943				279,906
Roger Holtback	105,000		149,943				254,943
Balakrishnan S. Iyer	130,000		149,943				279,943
Michael Klein(5)	25,000		158,032	(6)			183,032
Jean-Paul Montupet	100,000		149,943				249,943
Richard W. Roedel	144,960	(2)	149,943				294,903

(1)	Mr. Armstrong has decided not to stand for re-election and will retire at the end of his term effective April 9, 2014.

(2)	Includes the value of deferred stock units granted to each of Messrs. Grolman, Hall, and Roedel. These directors elected to receive deferred stock units in lieu of their Board and Committee cash retainers. The deferred stock units will be distributed in shares of IHS common stock after the director’s service terminates.

(3)	On each December 1, the first day of the Company’s fiscal year, nonemployee directors each receive an annual award of Restricted Stock Units with a market value of $150,000. These units vest one year from the date of grant. The valuation of the stock awards reported in this table is the grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal year 2013. Any estimated forfeitures are excluded from values reported in this table. The aggregate number of stock awards held by each director on November 30, 2013, the last day of fiscal year 2013, is as follows:

Name	Deferred Stock Units Received in Lieu of Cash Retainers(a)	Deferred and Unvested Stock Awards(b)	Total Stock Awards Outstanding at Fiscal Year-End

C. Michael Armstrong	—	19,859	19,859
Ruann F. Ernst	—	17,071	17,071
Christoph v. Grolman	1,991	5,382	7,373
Brian H. Hall	6,450	14,844	21,294
Roger Holtback	8,618	18,160	26,778
Balakrishnan S. Iyer	—	18,160	18,160
Jean-Paul Montupet	—	3,414	3,414
Richard W. Roedel(c)	10,371	19,859	30,230

(a)	This column represents deferred stock units that the director has acquired during his or her term in lieu of receiving Board and/or Committee cash retainers.

(b)	This column represents the sum of (i) unvested restricted stock units and (ii) vested restricted stock units that have a deferred payment date. These restricted stock units were granted under the terms of the Directors Stock Plan. The grants have a one year vesting schedule, and receipt of shares may be deferred. Directors may choose to receive the shares at vest, or defer delivery of shares until after the director’s service terminates. For each of the directors, all but 1,621 units each are vested.

(c)	Mr. Roedel has gifted all of his equity grants to his spouse.

(4)	Prior to fiscal year 2013, Mr. Armstrong had elected to defer certain retainers in cash. These deferred cash amounts earn interest at a rate of five percent each year and are to be paid after his termination of service.

(5)	Mr. Klein resigned at the end of his term, effective April 10, 2013.

(6)	Upon Mr. Klein’s resignation, the Board accelerated his 2013 annual grant of 1,621 Restricted Stock Units that would have otherwise been forfeited. An award modification value of $8,089 is included in the value of the Stock Awards reported in the table above.

Officers

Set forth below is information concerning our executive officers and other key members of our executive team as of February 18, 2014.

Name	Age	Position

Jerre L. Stead	71	Executive Chairman
Scott Key	55	President and Chief Executive Officer
Daniel Yergin	67	Vice Chairman
Todd Hyatt	53	Executive Vice President and Chief Financial Officer
Anurag Gupta	49	Executive Vice President, Strategy, Products and Operations
Sean Menke	45	Executive Vice President, Resources
Stephen Green	61	Executive Vice President, Legal and Corporate Secretary
Stephanie Buscemi	42	Senior Vice President, Chief Marketing Officer
Jaspal Chahal	48	Senior Vice President and General Counsel
Jonathan Gear	43	Senior Vice President, Industrials
Heather Matzke-Hamlin	46	Senior Vice President and Chief Accounting Officer
Jane Okun Bomba	51	Senior Vice President and Chief Sustainability, Investor Relations, and Communications Officer
Jeffrey Sisson	57	Senior Vice President and Chief Human Resources Officer
Brian Sweeney	53	Senior Vice President, Global Sales
Mark Settle	63	Senior Vice President and Chief Information Officer

Executive officers are appointed by our Board. Information about Mr. Stead is provided under “2014 Nominees for Director” and information about Mr. Key is provided under “Continuing Directors with Terms Expiring at the Annual Meeting in 2016” above in this Proxy Statement. A brief biography for each of our other executive officers and key members of our executive team follows.

Daniel Yergin was appointed Vice Chairman of IHS in July 2012. Previously he was Executive Vice President and Strategic Advisor for IHS from September 2006 to June 2012. Dr. Yergin also serves as Chairman of IHS CERA, a position he has held since 1983. Dr. Yergin founded CERA in 1982 and the business was acquired by IHS in 2004. He is a Pulitzer Prize winner, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council and serves on the U.S. Secretary of Energy Advisory Board. He chaired the U.S. Department of Energy’s Task Force on Strategic Energy Research and Development. He is also a Trustee of the Brookings Institution and a Director of the U.S.-Russian Business Council and the New America Foundation.

Dr. Yergin received his bachelor of arts degree from Yale University and his doctor of philosophy degree from the University of Cambridge, where he was a Marshall Scholar.

Todd Hyatt was named Executive Vice President in September 2013 and has served as Chief Financial Officer (“CFO”) since January 2013. Mr. Hyatt also led our worldwide IT operations until February 2014. He served as Senior Vice President and Chief Information Officer since October 2011 and Senior Vice President-Vanguard since 2010, leading the Company’s business transformation efforts. Mr. Hyatt previously served as Senior Vice President-Financial Planning & Analysis from 2007-2010. He also served as CFO leading the finance organization for the Company’s engineering segment from 2005-2007.

Prior to joining IHS, Mr. Hyatt served as Vice President for Lone Tree Capital Management, a private equity firm. During his career, he also has worked for U S WEST / MediaOne where he was an Executive Director in the Multimedia Ventures organization and for AT&T. He started his career in public accounting, working at Arthur Young and Arthur Andersen.

Mr. Hyatt has a bachelor’s degree in accounting from the University of Wyoming and a master’s degree in management from Purdue University.

Anurag Gupta joined IHS as Executive Vice President, Strategy, Products and Operations in April 2013 where he leads the IHS core workflow business lines, global product design and development, and support operations as well as corporate strategy. Mr. Gupta has more than 20 years of experience focusing on business growth while guiding high-performing teams. He served as President of EMEA for BrightPoint, Inc. from January 2010 to October 2012 when BrightPoint was acquired by Ingram Micro Inc. Mr. Gupta continued to serve as Executive Vice President of Ingram Micro and President of EMEA for the larger organization until March 2013. Prior to that time, Mr. Gupta served as Senior Vice President, Global Strategy, Corporate Marketing and Investor Relations for BrightPoint from April 2003 to December 2009. He has also held leadership roles for Motorola and his leadership experience has covered Asia, Europe, Latin America and North America.

He has a bachelor’s and master’s degree in electrical engineering from The University of Toledo and a master of business administration degree from the IIT Stuart School of Business in Chicago.

Sean Menke joined IHS in April 2013 as our Executive Vice President, Resources where he oversees our energy insight, energy technical and chemicals business lines. Mr. Menke joined IHS after holding the roles of President and Chief Executive Officer of Pinnacle Airlines Corp. from June 2011 to June 2012. Prior to that time, Mr. Menke was a private consultant and President of Haggar Clothing Company from May 2010 until June 2011. Mr. Menke has also held leadership roles with Frontier Airlines, including as President and Chief Executive Officer from August 2007 to March 2010. In April 2008, Frontier Airlines filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Mr. Menke has also held management and executive roles at America West Airlines, United Airlines and was the Executive Vice President and Chief Commercial Officer of Air Canada from May 2005 to August 2007. He also served as a member of the board of directors of Pinnacle Airlines from June 2010 until June 2011 and as a member of the Frontier Airlines board from August 2007 until October 2009.

Mr. Menke has a master of business administration degree from the University of Denver, Daniels College of Business and a bachelor of science degree in economics and aviation management from Ohio State University.

Stephen Green was named Executive Vice President, Legal and Corporate Secretary in April 2012. Mr. Green previously served as Senior Vice President and General Counsel of IHS from 2003 through March 2012. He was Vice President and General Counsel of IHS from 1996 to 2003 and was appointed Senior Vice President and General Counsel in December 2003. Mr. Green joined the legal department of TBG Holdings N.V. (“TBG”) in 1981.

Mr. Green holds a bachelor’s degree from Yale University and a juris doctorate from Columbia Law School.

Stephanie Buscemi was named Senior Vice President and Chief Marketing Officer in September 2012. Prior to joining IHS, Ms. Buscemi served as Senior Vice President of Solutions Marketing at SAP from January 2012 to September 2012, responsible for go-to-market strategy for SAP’s application and technology portfolios. From 2007 to 2012, Ms. Buscemi served in various roles at SAP, including: Group Vice President, Solutions Marketing, managing the go-to-market strategy for SAP’s business intelligence; Vice President, Analytics, Performance Optimization; and Vice President, Performance Management Applications. Prior to joining SAP, Ms. Buscemi spent nearly ten years at Hyperion Solutions, acquired by Oracle, in various marketing leadership positions.

Ms. Buscemi has a bachelor’s degree from the University of California, Los Angeles.

Jaspal Chahal was appointed Senior Vice President and General Counsel in April 2012. Ms. Chahal previously served as Vice President and Chief Legal Counsel for IHS from 2008 to 2012. Prior to joining IHS, Ms. Chahal was European General Counsel and Chief Privacy Officer of Acxiom Ltd. from 2003 to 2007.

Ms. Chahal holds master and bachelor of law degrees from London University and qualified as a solicitor in the UK.

Jonathan Gear has served as our Senior Vice President, Industrials since April 2013. In this role, Mr. Gear leads the industrials business lines for IHS, which includes products focused on the electronics and media, automotive, financial services, and aerospace, defense and maritime industries. Prior this role, Mr. Gear served as Senior Vice President, Electronics and Media, Product Design and Supply Chain from 2012 until March 2013. Since joining IHS in March 2005, he has also held a number of leadership roles at IHS, including President and Chief Operating Officer of IHS CERA, Senior Vice President of IHS Insight and Vice President of Global Marketing. Prior to joining IHS, Mr. Gear was Vice President of Marketing and Business Development for Activant Solutions, Vice President for smarterwork.com and held a number of roles at Booz Allen Hamilton.

Mr. Gear received a bachelor of arts degree, magna cum laude, from the University of California, Berkeley and a master of business administration degree from Stanford Graduate School of Business.

Heather Matzke-Hamlin has served as Senior Vice President and Chief Accounting Officer since February 2005. Prior to joining IHS, Ms. Matzke-Hamlin was Director of Internal Audit at Storage Technology Corporation from February 1999 to February 2005. Prior to joining StorageTek, she spent over nine years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services.

Ms. Matzke-Hamlin holds a bachelor’s degree in accounting from Indiana University and is a Certified Public Accountant in the state of Colorado.

Jane Okun Bomba was named Senior Vice President and Chief Sustainability, Investor Relations, and Communications Officer in March 2011. Ms. Okun Bomba previously served as Senior Vice President, Investor Relations and Chief Customer Process Officer from August 2007 through March 2011 and as Senior Vice President, Investor Relations and Corporate Communications from November 2004 through August 2007. From 2002 to 2004, Ms. Okun Bomba was a partner with Genesis, Inc., a strategic marketing firm also specializing in investor relations. Prior to that, she was Vice President, Investor Relations and Corporate Communications of Velocom, Inc., from 2000 to 2001, and Executive Director, Investor Relations of Media One Group from 1998 to 2000. Prior to joining Media One,

Ms. Okun Bomba headed investor relations at Northwest Airlines, where she also held multiple corporate finance positions. Ms. Okun Bomba serves on the boards of the National Investor Relations Institute and International Relief and Development, a non-profit humanitarian and development non-governmental organization.

Ms. Okun Bomba holds a bachelor’s degree and a master’s degree in business administration from the University of Michigan.

Jeffrey Sisson was appointed Senior Vice President and Chief Human Resources Officer in January 2008. Previously, beginning in January 2005, he was Senior Vice President of Global Human Resources of IHS. From September 2002 to January 2005, Mr. Sisson was a principal in Executive Partners, a private human resources consulting firm. From July 2001 to August 2002, Mr. Sisson was Senior Vice President, Human Resources for EaglePicher, Inc. From March 2000 to July 2001, he was Senior Director, Human Resources for Snap-on Incorporated. From February 1998 to February 2000, he was Director, Human Resources for Whirlpool Corporation.

Mr. Sisson holds a bachelor’s degree and a master’s degree from Michigan State University.

Brian Sweeney was named Senior Vice President-Global Sales in October 2011, with full responsibility for IHS global sales strategy, operations, and execution for all products and services, managing field sales, inside sales, and channel sales across the full breadth of IHS customer relationships. Prior to joining IHS, Mr. Sweeney served as Vice President-America Software & Solutions for Hewlett-Packard since 2009. From 2005 to 2009, he served as Senior Vice President-U.S. Commercial Federal & Legal Markets for LexisNexis and from 2003 to 2005, he served as Group Vice President, North American Strategic Accounts for Oracle. Mr. Sweeney has also held sales leadership positions with Siebel Systems and IBM.

Mr. Sweeney holds a bachelor’s degree in marketing from Eastern Illinois University.

Mark Settle joined IHS in February 2014 as Senior Vice President and Chief Information Officer. Mr. Settle served as Chief Information Officer for BMC Software, an enterprise software firm providing information technology management tools to large, complex business customers, from June 2008 until February 2014. He has also held similar positions over the course of his career at Corporate Express, Arrow Electronics, Visa International and Occidental Petroleum. Mr. Settle is a former Air Force officer and NASA Program Scientist.

Mr. Settle received his bachelor and master’s degrees in geology from the Massachusetts Institute of Technology and his Ph.D. from Brown University.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 18, 2014, as to shares of our Class A common stock beneficially owned by: (i) each person who is known by us to own beneficially more than five percent of our common stock; (ii) each of our executive officers listed in the Summary Compensation Table under “Executive Compensation” in this Proxy Statement; (iii) each of our directors; and (iv) all our directors and executive officers as a group.

The percentage of common stock beneficially owned is based on 68,053,423 shares of Class A common stock outstanding as of the Record Date, February 18, 2014. There are no shares of Class B common stock outstanding. In accordance with SEC rules, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all shares of common stock beneficially owned by them. No shares of common stock held by our directors or officers have been pledged.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned(2)	% of Class and Total Voting Power

Jerre L. Stead(3)	434,146	*
Scott Key	90,836	*
Daniel Yergin(4)	23,577	*
Anurag Gupta	524	*
Sean Menke	445	*
Todd Hyatt	10,654	*
Richard G. Walker(5)	15,560	*
C. Michael Armstrong(6)	44,878	*
Ruann F. Ernst	17,071	*
Christoph v. Grolman	8,156	*
Brian H. Hall	22,424	*
Roger Holtback	38,996	*
Balakrishnan S. Iyer(7)	32,359	*
Jean-Paul Montupet(8)	4,414	*
Richard W. Roedel(9)	53,309	*
All current directors and executive officers as a group (23 persons)	919,065	1.4%
T. Rowe Price Associates(10)	6,158,769	9.0%
Artisan Investment Corporation(11)	5,814,436	8.5%
Wellington Management Company, LLP(12)	3,582,858	5.3%

*	Represents less than 1 percent.

(1)	Unless otherwise stated below, the address of each beneficial owner listed on the table is “c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112.”

(2)	The number of shares reported as owned in this column includes deferred stock units, as described in the table below. None of the executive officers or directors holds stock options that are exercisable within 60 days. The number of shares reported as owned in this column excludes unvested restricted stock units that are reported for the executive officers on the SEC Form 4, Table 1—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned. The number of shares reported as owned also excludes performance-based restricted stock units held by our executive officers that may be payable in common stock depending upon the achievement of certain performance goals. Details of these holdings as of February 18, 2014, are described in the following table.

	Included in Security Ownership Table Above	Excluded in Security Ownership Table Above

Name	Deferred Stock Units	Unvested Restricted Stock Units With Time-Based Vesting	Unvested Restricted Stock Units With Performance-Based Vesting(a)

Jerre L. Stead	—	—	60,000
Scott Key	—	13,334	120,000
Daniel Yergin	—	115,000	60,000
Anurag Gupta	—	10,000	25,000
Sean Menke	—	10,000	20,000
Todd Hyatt	—	5,500	27,500
Richard Walker	—	—	—
C. Michael Armstrong	21,228	1,304	—
Ruann F. Ernst	15,450	1,304	—
Christoph v. Grolman	8,156	1,304	—
Brian H. Hall	22,424	1,304	—
Roger Holtback	25,157	1,304	—
Balakrishnan S. Iyer	16,539	1,304	—
Jean-Paul Montupet	3,414	1,304	—
Richard W. Roedel	30,708	1,304	—
All current directors and executive officers as a group (23 persons)	143,076	191,135	458,775

(a)	Performance-based restricted stock units are reported at target performance level.

(3)	Mr. Stead’s reported ownership includes 258,889 shares held by JMJS II LLP, a family trust.

(4)	Mr. Yergin’s reported ownership includes 12,000 shares held in an irrevocable family trust.

(5)	Mr. Walker resigned as an executive officer effective February 1, 2014. His ownership is reported as of February 1, 2014.

(6)	Mr. Armstrong will retire at the end of his term, effective April 9, 2014.

(7)	Mr. Iyer’s reported ownership includes 12,500 shares held in irrevocable trusts for his children.

(8)	Mr. Montupet’s reported ownership includes 1,000 shares held in irrevocable family trusts.

(9)	Mr. Roedel’s wife is the holder of all of his reported ownership. Mr. Roedel disclaims beneficial ownership of these shares.

(10)	This information was obtained from the Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) on February 11, 2014. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates has sole voting power over 1,570,704 shares and sole dispositive power over 6,158,769 shares.

(11)	This information was obtained from the Schedule 13G/A filed with the SEC by Artisan Partners Holdings LP (“Artisan Partners”) on January 30, 2014. These securities have been acquired on behalf of discretionary clients of Artisan Partners, 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, has an economic interest in more than five percent of the class. Artisan Partners has shared voting power over 5,580,133 shares and shared dispositive power over 5,814,136 shares.

(12)	This information was obtained from the Schedule 13G filed with the SEC by Wellington Management Company, LLP (“Wellington Management”) on February 14, 2014. These securities are owned of record by clients of Wellington Management, 280 Congress Street, Boston, MA 02210. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the class. Wellington Management has shared voting power over 2,404,288 shares and shared dispositive power over 3,582,858 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors, and greater than 10 percent stockholders are required to furnish us with copies of all Forms 3, 4, and 5 that they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that, during the last fiscal year, all filings required under Section 16(a) applicable to the Company’s officers, directors, and 10 percent stockholders were timely.

Report of the Audit Committee

The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company’s independent registered public accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company’s management is responsible for preparing the Company’s financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.

To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for fiscal year 2013 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm’s independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with internal accountants and independent registered public accountants, with and without management present, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved and recommended to the Board the inclusion of the audited financial statements for fiscal year 2013 in the IHS Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted on February 26, 2014, by the members of the Audit Committee of the Board:

Mr. Balakrishnan S. Iyer, Chairman

Mr. Roger Holtback

Mr. Richard W. Roedel

Report of the Human Resources Committee

The following report of the Human Resources Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Human Resources Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on February 26, 2014, by the members of the Human Resources Committee of the Board:

Mr. Brian H. Hall, Chairman

Mr. C. Michael Armstrong

Dr. Ruann F. Ernst

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis will focus on the following:

—	The objectives of our executive compensation program, including the performance it is designed to motivate and reward;

—	The elements of our executive compensation program and their purposes; and

—	How we make compensation decisions and determine the amount of each element of compensation, in general and in fiscal year 2013.

Executive Summary

Our executive compensation programs are designed to: (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. We design our compensation to strongly emphasize pay for performance, create stockholder value, and focus on customer delight. We reward colleagues for performance, for demonstrating our values, and for sharing mutual accountability for the long-term success of IHS. We believe this structure is effective given our significant growth, as evidenced in the table below. We are pleased that our stockholders agree. In 2013, 98 percent of the total shares voted at our Annual Meeting of Stockholders approved the advisory vote on executive compensation.

KEY FINANCIAL RESULTS

	1 Year Compound Annual Growth Rate	3 Year Compound Annual Growth Rate	5 Year Compound Annual Growth Rate
Revenue	20.3%	20.3%	17.2%
Corporate Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Margin(1)	15.8%	20.8%	20.1%

Share Price at Calendar Year End (December 31, 2013, 2010 and 2008 respectively)	$119.70	$80.39	$37.42

(1)	Adjusted EBITDA margin is a non-GAAP financial measure used to supplement our financial statements, which are based on U.S. generally accepted accounting principles (GAAP). Definitions of non-GAAP measures as well as reconciliations of comparable GAAP measures to non-GAAP measures are provided with the schedules to each of our quarterly earnings releases. The most recent non-GAAP reconciliations were furnished as an exhibit to a Form 8-K dated January 7, 2014, and are available at our website (www.ihs.com).

Our compensation philosophy is critical to the creation of a performance-based culture: it rewards colleagues for our collective performance and for demonstrating our values. This compensation philosophy has been a significant contributor to our success. We have also built a strong alignment with stockholders through our equity program—a critical element of our performance-based culture. The average pay mix for the current CEO and other executive officers is shown below and reflects our alignment with stockholders.

The structure of our executive compensation programs is designed to drive the behaviors and results necessary to meet or exceed our corporate objectives. Well-structured executive compensation arrangements require balance and must reflect many important business variables and time frames. Some of the most important variables that must be managed include:

—	Alignment with Company strategy and performance across time (i.e., short-, intermediate-, and long-term performance);

—	Design that properly encourages the necessary balance between short-term results and greater long-term value;

—	Attraction, retention, and development of key executive talent;

—	Competitiveness with prevailing practices in both level and mix of pay;

—	Program design and overall mix of compensation consistent with both managerial effectiveness and sound governance;

—	Equitable and sensible progression of opportunities across senior positions, including consideration of succession planning;

—	Consistent program design that can be reasonably applied to a broader cross-section of positions other than just NEOs; and

—	Sensible, sustainable, and proportionate sharing of Company success between stockholders and employees.

Balancing these multi-faceted objectives is what the compensation programs at IHS are intended to do. We believe the programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. The executive compensation structure at IHS is straightforward, competitive in the marketplace, has a strong emphasis on performance, and is one that stockholders can strongly support. We have implemented this structure in a way that we believe supports and properly balances the items outlined above, as described in greater detail below.

Design of the Total Compensation Program

Our executive compensation program consists of several components. The following table outlines details of each component.

Component	Purpose	Philosophy Statement

Base Salary	Pay for expertise and experience	Generally, targeted at the 50th to 75th percentile of peer companies

	Attract and retain qualified executives	Actual salaries also based on individual experience, expertise, and performance

Short-Term Incentives	Pay for demonstration of our core competencies	Opportunity generally targeted at the 50th percentile

	Motivate superior operational and financial performance	Provide for increased opportunity when performance exceeds goals

Component	Purpose	Philosophy Statement

	Provide annual recognition of performance Align performance and rewards with competitive opportunities	Measures intended to foster customer delight, sustainable year-over-year growth, and value creation

Equity Incentives	Align executives with stockholders Provide incentives to drive long-term value creation Ensure long-term retention Align with competitive practices

Appropriate target opportunities based on a review of multiple reference points:

- Market data (50th – 75th percentiles)

- Individual and Company performance

Predominant focus on LTI vehicles that reward results based on long-term financial drivers of stockholder value

Intended to maintain a meaningful and yet forfeitable ownership stake denominated in our stock

Executive Retirement Benefits	Contribute to a competitive total rewards package	Programs are consistent with those of employees generally, plus restoration for retirement benefits capped by limits imposed by the Internal Revenue Code on compensation that qualifies as retirement-eligible

Benefit levels set conservatively compared to peer group practices

Employment Agreements

Attract and retain critical talent, particularly for those roles with a high demand for their expertise and services

Institute a measure of appropriate protection by requiring non-compete and non-solicitation provisions as a condition of employment

Protect executives in the case of job loss (except for any termination for cause) For change-in-control protection, help ensure that executives consider all appropriate transactions to increase stockholder value

Overview of Executive Compensation Decisions During Fiscal Year 2013

The Human Resources Committee of the Board (the “Committee”) considered a variety of factors in making compensation decisions in fiscal year 2013:

—	Experience, responsibilities, and individual and overall Company performance;

—	Internal equity among senior executives;

—	Role an executive plays in our succession planning efforts;

—	Competitive market data and trends;

—	Alignment with three key stakeholders: stockholders, customers, and colleagues; and

—	Results from the previous stockholder advisory vote.

These factors are particularly important in designing compensation arrangements to attract and motivate executives in the markets in which IHS competes.

The Committee also takes into account the necessary balance between appropriately motivating our executives and ensuring that the compensation program does not encourage excessive risk-taking. We believe the balance between short- and long-term incentives supports our stockholders’ desire that we deliver results while ensuring financial soundness of our Company over the long term. For fiscal year 2013, the Committee concluded that the compensation program did not encourage excessive risk-taking in achieving performance, including the application of both our annual and long-term incentive plans. Specifically, we continued to rely on our long-term performance measures, stock ownership guidelines, and sound internal controls over financial reporting to ensure that performance-based awards are earned on the basis of accurate financial data. Based on this analysis, the Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.

The Committee engages Meridian Compensation Partners, LLC, as its outside consultant for counsel on executive compensation matters. Meridian only engages in executive compensation and related governance matters and does not perform other unrelated services.

The Committee periodically reviews benchmarking data provided by its outside consultant. The advisor provides market references for base salary, short-term incentives, and long-term incentives. Given the volatility in the market, the Committee also reviews overall trend data as it relates to long-term incentives. Our peer group includes companies with similar business operations to IHS and that are generally considered comparable companies with respect to business results. Our peer group for compensation benchmarking consists of the following companies:

IHS Peer Group for Compensation Benchmarking

The Corporate Executive Board Company	Gartner, Inc.	Nielsen Holdings N.V.

The Dun & Bradstreet Corporation	The McGraw-Hill Companies, Inc.	Solera Holdings, Inc.

Equifax Inc.	Moody’s Corporation	Thomson Reuters Corporation

FactSet Research Systems Inc.	MSCI Inc.	Verisk Analytics, Inc.

The Committee also considers the recommendations of our CEO and Executive Chairman for each of the NEOs excluding the CEO and Executive Chairman for base salary adjustments, target short-term incentive levels, and equity incentive grants. In preparing recommendations and in presenting those recommendations to the Committee, the CEO and Executive Chairman work as necessary in conjunction with the Chief Human Resources Officer to understand the relevant market comparisons, internal equity, succession planning, and other relevant individual executive considerations. In general, the CEO’s and Executive Chairman’s pay recommendations for 2013 considered the following:

—	Performance versus stated individual and Company business objectives;

—	The importance of each executive officer to the Company’s future success; and

—	Market data and the need to retain critical leadership talent.

During fiscal year 2013, the Committee also reviewed tally sheets to ensure that it had a complete understanding of the value of all compensation currently being delivered, as well as potential value in the future. The tally sheets include, among other things, a summary of salary, bonus targets, the value of unvested equity awards, and the value of vested stock awards currently held. In addition, the Committee reviews at each meeting a summary of the equity position for each executive for those awards that have vested and those that will vest in the future. These analyses were used to help the Committee ensure that:

—	The executive team has a significant forfeitable equity stake; and

—	The amount earned by executives is appropriate at various performance levels.

The Committee believes that the compensation program design is appropriate based on internal and external benchmarks. Most importantly, the Committee believes that the compensation program appropriately rewards stockholder value creation.

Elements of Compensation

Base Salary

Effective June 1, 2013, Mr. Key’s salary was increased from $675,000 to $830,000 in connection with his promotion to President and CEO. Also, effective June 1, 2013, Mr. Stead’s salary was reduced from $615,429 to $400,428 to reflect the fact that he was no longer serving as CEO. Beginning in 2010, Mr. Stead chose to cease any further accruals in the Company’s Supplemental Income Plan, and as a result he began receiving payments under the Supplemental Income Plan which equal $214,572 annually. Mr. Stead chose to reduce his salary by an equal amount. Had Mr. Stead not chosen to reduce his salary by the Supplemental Income Plan payments, his salary as CEO would have been $830,000 instead of $615,429.

During 2013, the Committee made additional base salary decisions as follows:

—

Effective March 2013, Dr. Yergin’s salary was increased from $600,000 to $620,000 in recognition of his continued service and the unique value he brings to IHS. Dr. Yergin is an internationally respected expert on energy policy, international politics and economics, and is a Pulitzer Prize winning author. Dr. Yergin’s salary had not been increased since 2010, when the Committee approved an employment agreement with him.

—

Effective on his hire date of April 1, 2013, the Committee approved a salary of $575,000 for Mr. Gupta. This amount was based on the role Mr. Gupta was filling, his prior experience, and competitive market rates.

—

Effective on his hire date of April 1, 2013, the Committee approved a salary of $525,000 for Mr. Menke. This amount was based on the role Mr. Menke was filling, his prior experience as a CEO, and competitive market rates.

—

Effective March 1, 2013, through our annual merit program, Mr. Hyatt’s salary was increased from $315,000 to $350,000. Subsequently, on November 1, 2013, Mr. Hyatt’s salary was increased to $430,000 in recognition of his promotion to Executive Vice President.

—	Effective March 1, 2013, through our annual merit program, Mr. Walker’s salary was increased from $425,000 to $450,000.

Short-Term Incentives

Our short-term incentive program is intended to motivate superior operational and financial performance, provide annual recognition of performance, and align performance with our business strategy and objectives. Target incentive opportunities are intended to be competitive with market practice. However, to emphasize pay for performance, payouts are a function of performance and not a result of market benchmarking of the payouts of the peer group.

In 2013, the NEOs had the following target annual bonus opportunities, as a percentage of base salary. The target opportunities are generally based on the 50th percentile market data from our benchmarking analysis, as well as considerations for internal equity.

Named Executive Officer	2013 Short-Term Incentive Target as a Percentage of Salary

Stead	(1)
Key	100%
Yergin	100%
Gupta	75%
Menke	75%
Hyatt	65%
Walker	75%

(1)	Mr. Stead’s short-term target opportunity is $722,205 which is 100 percent of his pro-rated salary were it not being reduced due to his annual pension payments of $214,570. This reduction in salary was at Mr. Stead’s election and it was agreed with the Committee that his target bonus opportunity would not be reduced as a result.

The actual bonus paid to each NEO is based on the achievement of metrics which were established at the beginning of the fiscal year, adjusted for acquisitions, and represent key operational and financial criteria for IHS that drive long-term stockholder value. The percent of target payable ranges from 30 percent to 150 percent for each metric except for Customer Delight, which ranges from 50 percent to 150 percent. For 2013, our NEOs were assigned the metrics of free cash flow, adjusted EBITDA margin and Customer Delight. The table below provides details on the weighting of these goals and the actual payout.

Metric	Weighting	Percentage of Target Earned(1)

Free Cash Flow(1)	40%	100%
Corporate Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Margin(1)	40%	0%
Customer Delight	20%	150%

(1)	Free cash flow and adjusted EBITDA margin are non-GAAP financial measures used to supplement our financial statements, which are based on U.S. generally accepted accounting principles (GAAP). See “Executive Summary” above.

This equates to a total bonus payment of 70 percent of target. The bonus earned for the Customer Delight portion was paid in shares of IHS stock. The Committee tied the Customer Delight portion of the annual incentive to a stock award to better align executive officers with stockholders as well as colleagues who receive equity awards when Customer Delight goals are met.

Equity Incentives

Our equity incentive awards are intended to align executives with stockholders, drive long-term value in the organization, provide for significant long-term retention, and match competitive compensation practices. In 2013, each of the NEOs, except for Mr. Stead and Dr. Yergin, received both Performance-Based Restricted Stock Units (PSUs) and Time-Based Restricted Stock Units (RSUs) under our Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”). Mr. Stead and Dr. Yergin only received PSUs during 2013 under the Plan.

Grants of Performance-Based Restricted Stock Units

PSUs strongly align executives both to our financial performance and our stock price. PSUs granted in fiscal year 2013 to each of our NEOs will be earned at the end of fiscal year 2015 if specified performance goals are met, as described in the table below. The Committee feels that these goals are key drivers of long-term stockholder value. The awards are denominated and paid in shares of IHS stock so that executives are aligned with stockholders during the performance period.

Metrics for Performance-Based Restricted Stock Units Granted in 2013

Metric	Weighting	Payout Level	Percentage of Target Shares Earned(2)

		Threshold	50%
2015 Corporate Revenue	50%	Target	100%
		Maximum	175%

		Threshold	50%
2015 Corporate Adjusted EBITDA(1)	50%	Target	100%
		Maximum	175%

(1)	Adjusted EBITDA is a non-GAAP measure. See “Executive Summary” above.

(2)	If threshold levels are not met, zero percent of target is earned for that measure.

The Committee sets what it believes to be stretch performance goals for revenue and adjusted EBITDA. We set our goals to reflect strong year-over-year growth. To achieve 100 percent of target payout, the Company must grow at a rate in excess of historical industry trends. During 2013, we completed an acquisition of a magnitude that was not contemplated when, in early 2012 and 2013, we originally set our three-year goals for PSUs tied to year-end 2014 and 2015 company performance. Because of this acquisition, in accordance with provisions in the Plan to adjust performance targets on outstanding awards for unusual events, we increased the revenue and EBITDA goals for PSUs tied to 2014 and 2015 fiscal years’ performances. We did this because, had we left the metrics as originally planned, we believed PSU recipients would have received an enlargement of benefits not intended in the original award design.

During 2013, the NEOs were granted the following PSUs tied to 2015 Company performance:

Named Executive Officer	Total PSUs Granted in 2013 at Target Company Performance

Stead	10,000
Key	40,000
Yergin	20,000
Gupta	15,000
Menke	10,000
Hyatt	8,000
Walker	10,400

Awards of PSUs were generally granted in February 2013 in connection with our annual equity incentive program. Messrs. Gupta and Menke were granted their PSUs in April 2013 in connection with their new employment, and Mr. Stead received his award in April 2013 in connection with his appointment as Executive Chairman, effective in June 2013. Mr. Key received 25,000 PSUs in February 2013 as part of his annual grant and an additional award of 15,000 PSUs in June 2013 in connection with his promotion to President and CEO.

For the annual equity incentive program, a market range of shares between the 50th and 75th percentile was utilized for our NEOs. Within this market range, each individual was granted a differentiated award based on the Committee’s evaluation of performance, potential, and an analysis of outstanding unvested equity. Pursuant to the terms of his employment agreement, Dr. Yergin is eligible to receive annual grants of 20,000 PSUs. The PSUs granted to Mr. Gupta were based on the role he was filling, his prior experience, competitive market rates, and in consideration of equity compensation he forfeited from his prior employer in order to begin work for IHS. The PSUs granted to Mr. Menke in connection with his employment offer were based on the role he was filling, his prior experience as a CEO, and competitive market rates.

In addition to the PSUs listed in the table above, in February 2013, Mr. Hyatt received an award of 3,000 PSUs that vest over two years based upon his meeting individual performance metrics related to his new role as CFO.

Grants of Time-Based Restricted Stock Units

Our equity incentives continue to be focused on PSUs and a strong link to stockholder value creation; however, we believe time-based RSUs provide a necessary retention tool. For this reason, in April 2013, we approved RSUs for Messrs. Hyatt and Walker to retain them during the CEO transition period. Also, in April 2013, Messrs. Gupta and Menke received RSUs in connection with their offers of employment and the number reflected what we believe were competitive market rates and the experience each was bringing to IHS. In December 2012, Mr. Key received an award of RSUs to recognize his increasing executive leadership role, and as part of our CEO succession plan.

Named Executive Officer	Total RSUs Granted in 2013

Key	20,000
Gupta	10,000
Menke	10,000
Hyatt	2,500
Walker	2,500

Stock Ownership Guidelines

The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our stockholders, the Committee has share retention and ownership guidelines for executive officers.

Named Executive Officer	Multiple of Salary Required to Hold in Equity

Stead	5
Key	4
Yergin	4
All Other Executive Officers	3

An executive officer has until the later of December 1, 2014, or the date that is three years after the date of his or her appointment as an executive officer to become compliant with the holding requirements. As of the Record Date, Messrs. Stead and Key and Dr. Yergin were in compliance with the ownership guidelines, and Messrs. Gupta, Menke, and Hyatt had not yet reached their respective compliance deadlines.

Retirement Benefits and Perquisites

We maintain qualified defined benefit and defined contribution plans with an employer match available to all U.S. employees, including the NEOs, employed prior to January 1, 2012. Messrs. Gupta and Menke are not eligible for pension benefits because they joined after January 1, 2012.

The Company has an unfunded nonqualified defined benefit plan that restores benefits that are not able to be provided under the qualified defined benefit plan due to limits imposed by the Internal Revenue Code. The NEOs are eligible to participate in this plan. We do not provide any other type of nonqualified retirement plan for our NEOs.

We also provide our NEOs with life and medical insurance, pension, and other benefits generally available to all employees. Overall, the Committee believes that the Company provides only de minimis perquisites to our executive officers. None of our NEOs received perquisites above the applicable reporting threshold during fiscal 2013, except for Mr. Gupta, who received relocation services in connection with his commencement of employment.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

We do not have an employment agreement with Mr. Stead, our Executive Chairman. Prior to 2013, we had entered into employment agreements with Mr. Key, Dr. Yergin, and Mr. Walker. During 2013, we entered into employment agreements with Messrs. Gupta, Menke and Hyatt. The agreements do not entitle the NEO to employment for any specified period of time, but they do provide a description of what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon termination of employment. The employment agreements exclude any protection in the event the NEO chooses to voluntarily terminate employment.

The particular events that trigger benefits upon employment termination are based on common practices within our peer group for executive severance protections.

Providing severance and other protections enables the following:

—	Neutrality with respect to a potential change in control that allows an executive to focus on stockholder interest and not future employment;

—	Retention of executives involved in the negotiation, consummation, and/or implementation of a change in control;

—	Attracting executives from other industries and geographical regions;

—	Competitive employment arrangements; and

—	Bridge to future employment opportunities.

In the event of any change in control scenario, other than with respect to the acceleration of vesting of stock awards, a double trigger (ownership change and subsequent termination of employment) is required before any benefits under the arrangement are due to the NEO. The termination benefits are intended to be average versus the market and designed to protect stockholder value.

In September 2013, Mr. Walker notified the Company that he would not be renewing his employment agreement, and we entered into a new agreement with Mr. Walker related to his conclusion of service as Executive Vice President, Global Finance. The Committee approved this agreement primarily to ensure a smooth transition in our executive leadership team and to recognize Mr. Walker’s contributions during his years of service. Under the agreement, Mr. Walker agreed to remain an executive officer through February 1, 2014, and the Company agreed to accelerate the vesting of 27,900 shares of pre-existing time- and performance-based equity awards and provide an end-of-service cash payment of $150,000. In the agreement, Mr. Walker released the Company from all claims on customary terms and conditions.

Impact of Accounting and Tax Treatment

The Committee considers the anticipated accounting and tax treatment to IHS and to the executive officers in its decision-making process. From an accounting perspective, the Committee wishes to ensure that there are no significant negative accounting implications due to the design of the compensation program.

The short-term and equity incentive plans are generally designed to meet the requirements of Section 162(m) of the Internal Revenue Code. However, the Committee may in the future take actions that it determines are necessary or appropriate to further the best interests of stockholders or to achieve our compensation objectives, but that could cause us to lose all or part of the deduction under Section 162(m) of the Internal Revenue Code.

Our compensation program is also designed with Section 409A of the Internal Revenue Code in mind, so as to avoid additional taxes for our executive officers.

Executive Compensation Tables

2013 Summary Compensation Table

The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to: (i) each person who served as our CEO during the fiscal year; (ii) each person who served as our Principal Financial Officer during the year; and (iii) our three other most highly compensated executive officers who served in such capacities as of November 30, 2013. As noted above, we refer to these individuals as our “named executive officers” (“NEOs”).

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Jerre L. Stead(5)	2013	507,928	1,010,700	505,544	(69,318)	882	1,955,736
Executive Chairman	2012	617,796	4,181,038	—	298,778	1,109	5,098,721
	2011	602,154	4,084,000	—	4,292	1,080	4,691,526

Scott Key	2013	752,500	6,012,850	526,899	36,372	12,675	7,341,296
President and	2012	599,615	4,018,270		75,390	12,323	4,705,598
Chief Executive Officer	2011	527,061	5,319,050	—	43,538	11,989	5,901,638

Daniel Yergin	2013	615,077	2,073,400	434,000	61,508	12,585	3,196,570
Vice Chairman	2012	602,308	2,336,360	—	66,086	12,330	3,017,084
	2011	600,000	1,800,540	—	87,770	12,105	2,500,415

Anurag Gupta(6)	2013	387,019	2,526,750	201,801	—	95,021	3,210,591
Executive Vice President, Strategy, Products and Operations

Sean Menke(6)	2013	353,365	2,021,400	184,254	—	12,105	2,571,124
Executive Vice President, Resources

Todd Hyatt(6)	2013	347,846	1,392,925	162,242	11,706	12,118	1,926,837
Executive Vice President and Chief Financial Officer

Richard G. Walker(7)	2013	443,846	1,832,979	—	9,525	162,277	2,448,627
Executive Vice President and Chief Financial Officer	2012 2011	426,635 382,321	1,581,536 1,546,200	— —	50,127 23,466	12,016 11,725	2,070,314 1,963,712

(1)	Reflects the grant-date fair value of RSUs and PSUs assuming target performance level. The value of these awards is calculated in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to the “Stock-based Compensation” footnote to our financial statements contained in our annual reports on Form 10-K for the fiscal years ended November 30, 2011, 2012, and 2013, respectively.

The value of PSUs in the table above is based on the shares that would be received should the target performance be met. In addition, the PSUs have a maximum payout of 175 percent of target provided a stretch performance goal is met. A comparison of the value of the company-based PSUs at target and maximum performance level is described in the table below.

Value of PSUs Granted During Fiscal Year 2013

Name	Grant Date Value of PSUs at Target Performance Level ($)	Grant Date Value of PSUs at Maximum Performance Level ($)

Stead	1,010,700	1,768,725
Key	4,164,650	7,288,138
Yergin	2,073,400	3,628,450
Gupta	1,516,050	2,653,088
Menke	1,010,700	1,768,725
Hyatt	829,360	1,451,380
Walker	1,078,168	1,886,794

(2)	Represents performance-based cash and stock payments that were paid following the close of the fiscal year for which they were earned. In 2013, the portion of the bonus potential tied to Customer Delight was paid in shares of IHS stock. A 30-day stock price average as of November 15, 2013 was used to determine the number of shares granted. The 2013 payments in cash and stock are as follows:

Named Executive Office	2013 Bonus Paid in Cash ($)	2013 Bonus Paid in Stock ($)	Total Bonus ($)

Stead	288,882	216,662	505,544
Key	301,085	225,814	526,899
Yergin	248,000	186,000	434,000
Gupta	115,315	86,486	201,801
Menke	105,288	78,966	184,254
Hyatt	92,710	69,532	162,242

For 2011 and 2012, prior to the time the bonus amounts would have been determined and approved, each of the NEOs who were NEOs at the time agreed to forgo their annual cash bonuses to provide additional funding for annual cash bonuses to other participants in the bonus plan.

(3)

Amounts represent the aggregate change in actuarial value to the NEO of pension benefits accrued during the fiscal year based on the November 30th measurement date used for financial statement reporting purposes. Assumptions used to calculate the change in pension value are discussed in Note 13, “Pensions and Postretirement Benefits,” to our financial statements contained in our annual report on Form 10-K for the fiscal years ended November 30, 2011, 2012 and 2013, respectively.

(4)	The table below provides a breakdown of Other Annual Compensation in 2013 for each of our NEOs. Mr. Gupta was the only NEO who had perquisites that had a value in excess of $10,000. Included in Mr. Gupta’s perquisites were relocation costs of $68,539. The tax payment of $10,482 was for taxes due on the relocation costs.

All Other Compensation

Name	401(k) Company Matching Contributions ($)	Dollar Value of Life Insurance Premiums ($)	Perquisites ($)	Tax Payments ($)	Termination Payment ($)	Total ($)

Stead	—	882				882
Key	11,475	1,200				12,675
Yergin	11,475	1,110				12,585
Gupta	11,475	690	72,374	10,482		95,021
Menke	11,475	630				12,105
Hyatt	11,475	643				12,118
Walker	11,475	802			150,000	162,277

(5)	In 2010, Mr. Stead elected to cease his non-qualified retirement accruals in the Company’s Supplemental Income Plan, and then began to receive payments under this plan. Due to these payments, Mr. Stead chose to reduce his salary by the amount that he was receiving through the retirement plan. Under this retirement plan, Mr. Stead received $214,570 in 2011, $215,397 in 2012, and $214,571 in 2013.

(6)	For Messrs. Gupta, Menke and Hyatt, compensation is shown only for the years that they were NEOs.

(7)

Effective September 18, 2013, IHS and Mr. Walker entered into an agreement regarding the non-renewal of Mr. Walker’s employment agreement. The terms of the agreement included provisions related to his continued service through February 1, 2014 (the “Effective Termination Date”). Provisions of the agreement also included (i) payment to Mr. Walker of $150,000 within ten days following the Effective Termination Date and (ii) acceleration of the vesting of 27,900 shares of IHS common stock under previously granted equity awards, with such stock to be delivered within ten days following the Effective Termination Date. In addition, in conjunction with the new agreement and as a condition to receipt of the consideration thereunder, Mr. Walker executed a release that, along with other customary terms and conditions, released IHS from any and all claims. The value of Mr. Walker’s stock awards includes the incremental fair value of the shares of IHS stock, computed as of the modification date, that were accelerated. The Change in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Walker during 2013 excludes the value of two additional years of age and benefit service that were granted under the Supplemental Income Plan. All Other Compensation includes the $150,000 payment described above.

2013 Grants of Plan-Based Awards During Fiscal Year

The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2013. During fiscal year 2013, none of the NEOs received any stock options.

2013 GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Date Award Approved		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Stead				245,550	722,205	1,083,308
	4/15/2013	4/6/2013					5,000	10,000	17,500		1,010,700
Key				255,922	752,712	1,129,068
	2/1/2013	12/13/2012					12,500	25,000	43,750		2,591,750
	6/1/2013	4/6/2013					7,500	15,000	26,250		1,572,900
	12/15/2012	10/11/2012								20,000	1,848,200
Yergin				210,800	620,000	930,000
	2/1/2013	12/13/12					10,000	20,000	35,000		2,073,400
Gupta				130,691	384,384	576,576
	4/15/2013	1/31/2013					7,500	15,000	26,250	10,000	2,526,750
Menke				119,326	350,959	526,439
	4/15/2013	1/31/2013					5,000	10,000	17,500	10,000	2,021,400
Hyatt				121,236	356,575	534,863
	2/1/2013	12/13/12	(5)				4,000	8,000	14,000		829,360
	2/15/2013	1/16/2013					—	3,000	—		310,890
	4/15/2013	4/6/2013								2,500	252,675
Walker				150,907	443,846	665,796
	2/1/2013	12/13/2012					5,200	10,400	18,200		1,078,168
	4/15/2013	4/6/2013								2,500	252,675
	9/18/2013	9/9/2013									502,136	(6)

(1)	The amounts in these columns reflect ranges of possible payouts under our 2013 annual incentive plan. Under this plan, threshold performance must be met in order for there to be any payout. We made various assumptions to determine the estimated payouts as shown in the table above, including:

•	Threshold amounts assume financial performance payout at 30 percent and Customer Delight performance payout at 50 percent.

•	Target amounts assume financial and Customer Delight performance payout at 100 percent.

•	Stretch, or maximum, amounts assume financial and Customer Delight performance payout at 150 percent.

(2)	These awards represent shares of our common stock underlying PSUs granted to our NEOs under our Plan. The vesting of these awards is described under “Narrative Disclosure to 2013 Summary Compensation Table and 2013 Grants of Plan-Based Awards Table” below.

(3)	Represents shares of our common stock underlying RSUs with time-based vesting granted to our NEOs under the Plan. The vesting of these awards is described under “Narrative Disclosure to 2013 Summary Compensation Table and 2013 Grants of Plan-Based Awards Table” below.

(4)	The grant date fair value of PSUs is calculated by multiplying the fair market value of a share of our common stock, as determined under the Plan, on the grant date by the target number of shares granted. Under the Plan, the fair market value for a share of our common stock is the average of the high and low trading prices on the date of grant.

(5)	On December 13, 2012, the Human Resources Committee of the Board of Directors approved a grant of 5,600 PSUs for Mr. Hyatt to be granted on February 1, 2013. On January 16, 2013, the Committee increased this grant to 8,000 PSUs, all to be granted on February 1, 2013.

(6)	On September 18, 2013, per the terms of an agreement between the Company and Mr. Walker related to Mr. Walker’s resignation as an executive officer of the Company, the vesting terms were modified for 27,900 RSUs and PSUs previously granted to Mr. Walker. These shares were paid to Mr. Walker after his termination. The grant date value reported in the table represents the incremental fair value of these awards, computed as of the modification date.

Narrative Disclosure to 2013 Summary Compensation Table and 2013 Grants of Plan-Based Awards Table

In fiscal year 2013, all of our non-equity and equity incentive compensation awards were made under and subject to the terms of the Plan.

In 2013, as summarized in the table below, we granted PSUs with company-based performance metrics to each of the NEOs. (See “Compensation Discussion and Analysis—Elements of Compensation-Grants of Performance-Based Restricted Stock Units”). These PSUs will be earned after the end of fiscal year 2015 if specified performance goals are met. Mr. Hyatt also received PSUs, described in the table below, that will be earned after the end of fiscal years 2013 and 2014 if specified individual performance goals are met. The awards are paid in shares of common stock, and have dividend equivalent rights that are payable only if the underlying awards vest.

Terms of Performance-Based Restricted Stock Units Granted

Name	Grant Date	Performance-Based Restricted Stock Units Granted	Vesting Terms

Stead	4/15/13	10,000	100% tied to 2015 Company performance
Key	2/1/13	25,000	100% tied to 2015 Company performance
	6/1/13	15,000	100% tied to 2015 Company performance
Yergin	2/1/13	20,000	100% tied to 2015 Company performance
Gupta	4/15/13	15,000	100% tied to 2015 Company performance
Menke	4/15/13	10,000	100% tied to 2015 Company performance
Hyatt	2/1/13	8,000	100% tied to 2015 Company performance
	2/15/13	3,000	100% tied to Individual performance
Walker	2/1/13	10,400	100% tied to 2015 Company performance

TOTAL PERFORMANCE-BASED GRANTS		116,400

In 2013, as summarized in the table below, we granted RSUs with time-based vesting to Messrs. Key, Gupta, Menke, Hyatt and Walker. (See “Compensation Discussion and Analysis—Elements of Compensation-Grants of Time-Based Restricted Stock Units”). The awards are paid in shares of common stock, and have dividend equivalent rights that are payable only if the underlying awards vest.

Terms of Time-Based Restricted Stock Units Granted

	Grant Date	Time-Based Restricted Stock Units Granted	Vesting Terms

Key	12/15/12	20,000	50% vests on the first two anniversaries of the grant date
Gupta	4/15/13	10,000	50% vests on the first two anniversaries of the grant date
Menke	4/15/13	10,000	50% vests on the first two anniversaries of the grant date
Hyatt	4/15/13	2,500	100% vests on the first anniversary of the grant date
Walker	4/15/13	2,500	100% vests on the first anniversary of the grant date

TOTAL TIME-BASED GRANTS		45,000

In September 2013, the Company and Mr. Walker entered into an agreement related to Mr. Walker’s resignation as an executive officer of IHS. In this agreement, the vesting terms were modified for 27,900 PSUs and RSUs so that Mr. Walker would receive the shares underlying these awards after his termination date of February 1, 2014.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information concerning the current holdings of stock options, RSUs, and PSUs by our NEOs as of November 30, 2013, the last day of our fiscal year 2013. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by $114.43, the closing price of our common stock on November 30, 2013, the last day of our fiscal year. None of the NEOs had unexercisable options at the end of the fiscal year.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	STOCK AWARDS

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Stead	43,650(1)	4,994,870	50,000(8)	5,721,500
Key	89,218(2)	10,209,216	80,000(8)	9,154,400
Yergin	149,600(3)	17,118,728	40,000(8)	4,577,200
Gupta	10,000(4)	1,144,300	15,000(8)	1,716,450
Menke	10,000(5)	1,144,300	10,000(8)	1,144,300
Hyatt	12,534(6)	1,434,266	17,500(8)	2,002,525
Walker	27,500(7)	3,146,825	25,400(9)	2,906,522

(1)	Consists of 4,150 RSUs and 39,500 PSUs. The RSUs vest as follows: 4,150 on February 1, 2014. The PSUs vested on January 15, 2014, based on 2013 financial performance.

(2)	Consists of 33,918 RSUs and 55,300 PSUs. The RSUs vest as follows: 8,334 on December 1, 2013; 10,000 on December 15, 2013; 2,250 on February 1, 2014; 3,334 on August 15, 2014; and 10,000 on December 15, 2014. The PSUs vested on January 15, 2014, based on 2013 financial performance.

(3)	Consists of 118,000 RSUs and 31,600 PSUs. The RSUs vest as follows: 3,000 on February 1, 2014; 20,000 on July 1, 2014; 20,000 on July 1, 2015; and 25,000 on each July 1 of years 2016 through 2018. The PSUs vested on January 15, 2014, based on 2013 financial performance.

(4)	Consists of 10,000 RSUs. The RSUs vest as follows: 5,000 on April 15, 2014 and 5,000 on April 15, 2015.

(5)	Consists of 10,000 RSUs. The RSUs vest as follows: 5,000 on April 15, 2014 and 5,000 on April 15, 2015.

(6)	Consists of 7,084 RSUs and 5,450 PSUs. The RSUs vest as follows: 1,584 on February 1, 2014; 3,000 on November 15, 2014; and 2,500 on April 15, 2014. 3,950 PSUs vested on January 15, 2014, based on 2013 financial performance, and 1,500 PSUs vested on January 15, 2014, based on 2013 individual performance.

(7)	Consists of 3,800 RSUs and 23,700 PSUs. 1,300 of the RSUs vested on February 1, 2014, and the vesting of 2,500 RSUs was accelerated from April 15, 2014 to follow Mr. Walker’s February 1, 2014 termination date, pursuant to the terms of an agreement related to Mr. Walker’s termination. The PSUs vested on January 15, 2014, based on 2013 financial performance.

(8)	These awards consist of PSUs that may vest, depending upon Company performance in 2014 and 2015, respectively. The PSUs have three primary vesting levels: threshold, target, and maximum. If threshold performance is not met, the award will be forfeited. The table above reports the number of PSUs that would vest if the target performance metrics were met. In addition, the following table reports the number of PSUs that would vest if threshold or maximum performance metrics were met. Provided the minimum threshold performance metrics are met, the actual number of PSUs that will vest will be prorated between threshold and target or target and maximum, depending upon the actual performance achieved.

Unearned PSUs Outstanding at End of Fiscal Year 2013

		Threshold		Target		Maximum

Name	Performance Year	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)

Stead	2014	20,000	2,288,600	40,000	4,577,200	70,000	8,010,100
	2015	5,000	572,150	10,000	1,144,300	17,500	2,002,525
Key	2014	20,000	2,288,600	40,000	4,577,200	70,000	8,010,100
	2015	20,000	2,288,600	40,000	4,577,200	70,000	8,010,100
Yergin	2014	10,000	1,144,300	20,000	2,288,600	35,000	4,005,050
	2015	10,000	1,144,300	20,000	2,288,600	35,000	4,005,050
Gupta	2015	7,500	858,225	15,000	1,716,450	26,250	3,003,788
Menke	2015	5,000	572,150	10,000	1,144,300	17,500	2,002,525
Hyatt	2014	4,000	457,720	8,000	915,440	14,000	1,602,020
	2015	4,000	457,720	8,000	915,440	14,000	1,602,020

(9)	As of November 30, 2013, Mr. Walker had 15,000 PSUs linked to 2014 Company performance and 10,400 PSUs linked to 2015 Company performance, at target. These awards had the same terms as described in footnote (8) above. In September 2013, the award terms were modified so that the target number of shares for each award would vest following Mr. Walker’s February 1, 2014 termination date, provided Mr. Walker executed a release that released IHS from any and all claims.

Option Exercises and Stock Vested During Fiscal Year 2013

The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of our NEOs during the fiscal year ended November 30, 2013 on the vesting of RSUs and PSUs. None of our NEOs exercised stock options during 2013.

Option Exercises and Stock Vested During Fiscal Year 2013

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Stead	52,334	5,324,469
Key	45,536	4,580,649
Yergin	46,850	4,808,762
Gupta	—	—
Menke	—	—
Hyatt	15,392	1,604,716
Walker	24,714	2,532,298

(1)	Value realized on vesting is calculated by multiplying the number of shares vesting by the average of the high and low trading prices on the vesting date (the fair market value as authorized in the Plan). The value realized upon vesting does not necessarily reflect the actual proceeds that may have been or will in the future be received by the named executive officer upon the sale of the shares that vested.

Pension Benefits

IHS sponsors a tax-qualified defined benefit pension plan (Retirement Income Plan) for all U.S. employees employed prior to January 1, 2012. Effective April 1, 2011, IHS changed the Retirement Income Plan benefit formula from 15 percent of pensionable earnings to 10 percent of pensionable earnings for all eligible participants. U.S. employees joining IHS on or after January 1, 2012 are not eligible for the Retirement Income Plan. Messrs. Gupta and Menke are not eligible for pension benefits because they joined after January 1, 2012. The Company also sponsors a nonqualified supplemental retirement plan (Supplemental Income Plan) to provide benefits to participants that are limited by Internal Revenue Code limits that apply to tax-qualified defined benefit plans. Under the Internal Revenue Code, the maximum permissible benefit from the qualified plan, for retirements in 2013, is $205,000 and the annual compensation exceeding $255,000 in 2013 cannot be considered in computing the maximum permissible benefit under the plan. Benefits under the Supplemental Income Plan replace the benefits that would have been provided if the Internal Revenue Code limits were not in place.

The table below sets forth the present value of accumulated benefits payable at age 65 (or later date if applicable) as of November 30, 2013.

2013 Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Stead(1)	Qualified	13.0	701,082	—
	Supplemental	35.0	2,653,697	214,571	(2)
Key	Qualified	7.6	150,968	—
	Supplemental	7.6	131,689	—
Yergin	Qualified	7.6	240,792	—
	Supplemental	7.6	288,064	—
Hyatt	Qualified	9.6	162,022	—
	Supplemental	9.6	10,711	—
Walker(3)	Qualified	7.0	108,456	—
	Supplemental	7.0	44,771	—

(1)	In 2003, Mr. Stead was granted an additional 25 years of benefit service under the Supplemental Income Plan which is $2,110,007 of the present value listed above.

(2)	In January 2010, Mr. Stead began receiving payments under the Supplemental Income Plan.

(3)	Mr. Walker resigned as an executive officer of the Company on February 1, 2014. Under the terms of a separation agreement, Mr. Walker received two additional years of service under the Company non-qualified retirement plans in which he participated (with a present value of $66,077). (See “Executive Employment Agreements.”)

Accrued Benefit

The accrued benefit is calculated according to the formula outlined below:

A:	Benefit accrued as of April 30, 2006 equals (i)+(ii)+(iii)*:

i. 1.25 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years), plus

ii. 1.70 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

iii. 0.5 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 times years of benefit service in excess of 30 years.

Plus

B:	From May 1, 2006 to February 28, 2011, 15 percent of pensionable earnings, payable at age 65 as a lump sum pension.

Plus

C.	From March 1, 2011, 10 percent of pensionable earnings, payable at age 65 as a lump sum pension.

*	Note that for grandfathered participants, service through February 28, 2011 is covered under Formula A. In the table above, Mr. Stead is the only grandfathered NEO.

Vesting

Participants are 100 percent vested in their benefit at the earlier of the time they are credited with three years of vesting service or the date they reach age 65. Vesting may be accelerated in years in which the Company makes a transfer of surplus plan assets to the retiree medical accounts to provide for retiree medical coverage. Participants who were eligible employees as of May 1, 2006 are fully vested.

Retirement Eligibility

Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Formula A above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 65. Formula A will be actuarially reduced for benefit commencements prior to age 55.

Under Formulas B and C, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5 percent compounded annually for each year commencement precedes age 65.

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements that provide for compensation to the NEOs in the event of certain forms of termination of employment, including a change in control. Each of the current NEOs except for Mr. Stead has an employment agreement with the Company. Mr. Walker’s employment agreement expired October 31, 2013 and was not renewed. All of the current NEOs including Mr. Stead benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their equity award agreements.

In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (for instance, life or disability insurance payouts, pension plan payouts, or similar benefits).

The tables below provide details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination on November 30, 2013, the last day of our most recent fiscal year. The tables are based on the following four scenarios:

1.	Voluntary Termination Other Than for Good Reason or Involuntary Termination for Cause

This category refers to voluntary terminations by the executive other than for Good Reason (including resignations, retirements, or other terminations by mutual agreement, as defined below) as well as terminations by the company for Cause (including willful failure to perform material duties).

2.	Involuntary Termination Without Cause or Termination for Good Reason without Change in Control

This category refers to voluntary terminations by the executive for Good Reason or involuntary terminations by the Company without Cause. This form of termination covers events outside of a change in control context.

Mr. Key and Dr. Yergin have Good Reason protections absent a change in control; the other NEOs do not. (Mr. Walker’s expired employment agreement also included such protections.)

For Mr. Key, “Good Reason” is defined as any breach by the Company of its material obligations under each executive’s employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice.

For Dr. Yergin, “Good Reason” is defined the same way, but also may be triggered if Dr. Yergin’s principal location of work is moved more than 50 miles (other than any relocation recommended or consented to by Dr. Yergin); it being understood that Dr. Yergin may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

3.	Involuntary Termination Without Cause or Termination for Good Reason with a Change in Control

Within each NEO’s employment agreement, and under the Plan, “change in control” is defined as follows:

•

the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than 50 percent of the total combined voting power of all outstanding securities of the Company;

•

a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50 percent of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

•

a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50 percent of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

•	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

•	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

•

as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

For our NEOs with employment agreements, “Good Reason” following a change in control is defined as follows:

•	the material diminution of position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

•

the breach by the Company of any of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of such notice thereof; or

•

the Company’s relocation of the executive’s principal location of work by more than 50 miles (other than any relocation recommended or consented to by the executive); it being understood that the executive may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

For all executives, unvested equity awards (including PSUs and time-based RSUs) vest automatically in the event of a change in control. For Messrs. Key, Gupta, Menke and Hyatt and Dr. Yergin, other severance is earned if they are terminated involuntarily without Cause or voluntarily with Good Reason within 15 months following a change in control.

4.	Death or Disability

For all equity compensation awards under the Plan, “Disability” is defined as a mental or physical illness that entitles one to receive benefits under the Company’s long-term disability plan.

Potential Post-Termination Payments Table—Stead

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) ($)	Death ($)	Disability ($)

Cash Compensation:
Cash Severance(1)	—	—	—	722,205	722,205
Bonus Compensation(1)	—	—	—	—	—

Long-Term Incentive Compensation:
Performance RSUs (PSUs)(2)	—	—	8,582,250	8,582,250	8,582,250
Time-Based RSUs(3)			474,885	474,885	474,885

Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—

Total	—	—	9,057,135	9,779,340	9,779,340

(1)	Mr. Stead does not have an employment agreement; payments to him upon termination are limited to the provisions of his award agreements for equity compensation, and the terms of our short-term incentive program which provide for a pro-rata bonus payment at Target in the event of death or Disability—presented at Target in this table.

(2)	The value for PSUs is based on the Company’s stock price at the end of the 2013 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company’s stock price at the end of the 2013 fiscal year. Mr. Stead’s time-based RSU awards vest in the event of death, Disability, or Change in Control.

Potential Post-Termination Payments Table—Key

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control)(4) ($)	Death ($)	Disability ($)

Cash Compensation:
Cash Severance(1)	—	2,490,000	3,320,000	—	—
Bonus Compensation(1)	—	830,000	830,000	830,000	830,000

Long-Term Incentive Compensation:
Performance RSUs (PSUs)(2)	—	—	13,159,450	13,159,450	13,159,450
Time-Based RSUs(3)	—	—	3,881,237	3,881,237	3,881,237

Benefits & Perquisites:
Retirement Enhancement(5)	—	144,950	144,950	—	—
Welfare Benefits Continuation(6)	—	22,293	29,724	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up(7)	—	—	9,111,936	—	—

Total	—	3,625,243	30,495,297	17,900,687	17,900,687

(1)	Mr. Key receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control—presented at Target in this table).

(2)	The value for PSUs is based on the Company’s stock price at the end of the 2013 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company’s stock price at the end of the 2013 fiscal year. Mr. Key’s time-based RSU awards vest in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Key receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Form 10-K for the period.

(6)	Mr. Key receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(7)	Mr. Key is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the Internal Revenue Code). This payment is only triggered in a Change in Control situation. Mr. Key is in an excise tax position as of November 30, 2013.

Potential Post-Termination Payments Table—Yergin

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control)(4) ($)	Death ($)	Disability ($)

Cash Compensation:
Cash Severance(1)	—	1,860,000	2,480,000	—	—
Bonus Compensation(1)	—	620,000	620,000	620,000	620,000

Long-Term Incentive Compensation:
Performance RSUs (PSUs)(2)	—	—	6,865,800	6,865,800	6,865,800
Time-Based RSUs(3)	—	13,159,450	13,502,740	6,923,015	6,923,015

Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up(5)	—	—	—	—	—

Total	—	15,657,450	23,486,540	14,408,815	14,408,815

(1)	Dr. Yergin receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control—presented at Target in this table). A portion of Dr. Yergin’s cash payment is made during the year following termination.

(2)	The value for PSUs is based on the Company’s stock price at the end of the 2013 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company’s stock price at the end of the 2013 fiscal year. One of Dr. Yergin’s unvested awards vests in full upon a Change in Control, or for any termination by the Company other than for Cause, or for a termination by Dr. Yergin for Good Reason, and vests at 50 percent for a termination due to death or Disability. Other unvested awards vest in full in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Dr. Yergin has no excise tax protections in place.

Potential Post-Termination Payments Table—Gupta

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control)(4) ($)	Death ($)	Disability ($)

Cash Compensation:
Cash Severance(1)	—	862,500	1,150,000	—	—
Bonus Compensation(1)	—	431,250	431,250	431,250	431,250

Long-Term Incentive Compensation:
Performance RSUs (PSUs)(2)	—	—	1,716,450	1,716,450	1,716,450
Time-Based RSUs(3)	—	—	1,144,300	1,144,300	1,144,300

Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation(5)	—	14,778	19,704	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up(6)	—	—	—	—	—

Total	—	1,326,528	4,479,704	3,292,000	3,292,000

(1)	Mr. Gupta receives a multiple of base salary (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control—presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability—presented at Target in this table.

(2)	The value for PSUs is based on the Company’s stock price at the end of the 2013 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company’s stock price at the end of the 2013 fiscal year. Mr. Gupta’s time-based RSU awards vest in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Gupta receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(6)	Mr. Gupta has no excise tax protections in place.

Potential Post-Termination Payments Table—Menke

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control)(4) ($)	Death ($)	Disability ($)

Cash Compensation:
Cash Severance(1)	—	787,500	1,050,000	—	—
Bonus Compensation(1)	—	393,750	393,750	393,750	393,750

Long-Term Incentive Compensation:
Performance RSUs (PSUs)(2)	—	—	1,144,300	1,144,300	1,144,300
Time-Based RSUs(3)	—	—	1,144,300	1,144,300	1,144,300

Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation(5)	—	22,291	29,721	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up(6)	—	—	—	—	—

Total	—	1,221,541	3,780,071	2,682,350	2,682,350

(1)	Mr. Menke receives a multiple of base salary (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control—presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability—presented at Target in this table.

(2)	The value for PSUs is based on the Company’s stock price at the end of the 2013 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company’s stock price at the end of the 2013 fiscal year. Mr. Menke’s time-based RSU awards vest in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Menke receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(6)	Mr. Menke has no excise tax protections in place.

Potential Post-Termination Payments Table—Hyatt

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control)(4) ($)	Death ($)	Disability ($)

Cash Compensation:
Cash Severance(1)	—	1,064,250	1,419,000	—	—
Bonus Compensation(1)	—	279,500	279,500	279,500	279,500

Long-Term Incentive Compensation:
Performance RSUs (PSUs)(2)	—	—	2,460,245	2,460,245	2,460,245
Time-Based RSUs(3)	—	—	810,622	810,622	810,622

Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation(5)	—	22,291	29,721	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up(6)	—	—	—	—	—

Total	—	1,384,041	5,017,088	3,550,367	3,550,367

(1)	Mr. Hyatt receives a multiple of base salary and target bonus (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control—presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability—presented at Target in this table.

(2)	The value for PSUs is based on the Company’s stock price at the end of the 2013 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company’s stock price at the end of the 2013 fiscal year. Mr. Hyatt’s time-based RSU awards vest in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Hyatt receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(6)	Mr. Hyatt has no excise tax protections in place.

Potential Post-Termination Payments Table—Walker

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) ($)	Death ($)	Disability ($)

Cash Compensation:
Cash Severance(1)	—	—	—	—	—
Bonus Compensation(1)	—	—	—	—	—

Long-Term Incentive Compensation:
Performance RSUs (PSUs)(2)	—	—	4,622,972	4,622,972	4,622,972
Time-Based RSUs(3)			434,834	434,834	434,834

Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—

Total	—	—	5,057,806	5,057,806	5,057,806

(1)	On September 18, 2013, Mr. Walker notified the Company that he did not want to extend the term of his employment agreement, which then expired on October 31, 2013. The Company and Mr. Walker entered into a separation agreement, the terms of which were not effective until Mr. Walker executed a release that, along with other customary terms and conditions, released IHS from any and all claims. As of November 30, 2013, payments to Mr. Walker upon termination are limited to the provisions of his award agreements for equity compensation.

(2)	The value for PSUs is based on the Company’s stock price at the end of the 2013 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company’s stock price at the end of the 2013 fiscal year. Mr. Walker’s time-based RSU awards vest in the event of death, Disability, or Change in Control.

Material terms of Mr. Walker’s Separation Agreement

On September 18, 2013, Mr. Walker notified the Company that he did not want to extend the term of his employment agreement, which then expired on October 31, 2013. Effective February 1, 2014, Mr. Walker resigned from the Company. The Company and Mr. Walker concluded a separation agreement with the following material terms (see “Executive Employment Agreements”):

—	Mr. Walker received cash severance in the amount of $150,000;

—	Vesting of Mr. Walker’s 27,900 RSUs and PSUs previously granted was accelerated. The value of this accelerated equity, using the Company’s stock price as of November 30, 2013, is $3,192,597; and

—

Mr. Walker also received credit for two additional years of service under the Company non-qualified retirement plans in which he participated (with a present value of $66,077) and continued coverage under the Company’s medical, dental and vision plans for a period of 18 months following his termination date.

Executive Employment Agreements

We have entered into an employment agreement with each of our NEOs, except for our Executive Chairman, who does not have an employment agreement. Each of our NEOs, other than our Executive Chairman, has an employment agreement that sets forth the terms of employment and details the compensation elements and benefits, if any, due to that executive upon termination of employment.

Below are descriptions of the employment agreements with our NEOs. These descriptions are intended to be summaries and do not describe all provisions of the agreements. You will find the full text of each agreement filed as exhibits to our public filings with the SEC.

Each of the employment agreements described below provides for certain benefits upon termination of employment (for a summary of these benefits, see “Potential Payments upon Termination or Change in Control” above).

Scott Key. Effective October 31, 2007, we entered into an employment agreement with Mr. Key that included the following provisions.

Term. The agreement has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless Mr. Key’s employment is terminated earlier in accordance with the agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

Base salary, bonus, and benefits. The agreement with Mr. Key provides for a base salary to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Under his agreement, Mr. Key is eligible for an annual bonus pursuant to our then current annual incentive plan. Mr. Key is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Mr. Key’s agreement has been amended as follows: (a) on November 7, 2007, to modify the severance and change in control benefits provided by the agreement (as described in “Potential Payments upon Termination or Change in Control” above); (b) on October 22, 2009, to state that the calculation of performance-related bonus amounts will be based on actual financial results upon involuntary termination without Cause; and (c) on December 3, 2010, to provide that severance becomes payable on termination only when he executes a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A of the Internal Revenue Code.

Tax indemnity. Under Mr. Key’s agreement, if any amounts or benefits received are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore him to the after-tax position that he would have been accorded if the excise tax had not been imposed.

Covenants. Under Mr. Key’s agreement, he has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with us during his term of employment and for a restricted period, as described below, after any termination of employment. Mr. Key has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under the agreement, the “restricted period” means the longer of (i) the one-year period following his termination of employment or (ii) in the event he receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which those payments are calculated, up to a maximum period of two years.

Daniel Yergin. In July 2010, we entered into a new employment agreement with Daniel Yergin. This new employment agreement replaced Dr. Yergin’s prior employment agreement dated September 1, 2004, and was intended to reflect the unique value that Dr. Yergin brings to IHS (see “Compensation Discussion and Analysis” above).

The following is a description of the material terms of our agreement with Dr. Yergin.

Term. The effective date of Dr. Yergin’s agreement is July 2, 2010. It has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless Dr. Yergin’s employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

Base salary, bonus and benefits. The agreement provides for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Dr. Yergin is eligible for an annual bonus of up to 100 percent of his base salary (at “target” performance) or up to 150 percent for meeting predetermined objectives. Any bonus would be subject to our then-current annual incentive plan. Dr. Yergin is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. Under the agreement, Dr. Yergin is eligible to receive annual grants of 20,000 PSUs, up to an aggregate maximum of 100,000 PSUs. In addition, Dr. Yergin received a one-time award of 175,000 RSUs as of the effective date of his agreement. Those RSUs vest over a period of eight years.

Covenants. Dr. Yergin has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with us during the term of his employment and for a restricted period, as described below, after any termination of employment, subject to specific exclusions and definitions of permissible advisory and academic activities. He has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under Dr. Yergin’s agreement, the “restricted period” means the two-year period following termination of his employment.

Anurag Gupta and Sean Menke. Effective April 2, 2013, we entered into employment agreements with Messrs. Gupta and Menke that included the following provisions.

Term. The agreements with Messrs. Gupta and Menke are not contracts of employment and do not entitle Messrs. Gupta and Menke to employment for any specified period of time and their respective employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreements provide for a base salary to be reviewed and increased at the discretion of our management. Messrs. Gupta and Menke will be eligible to participate in the 2014 fiscal year IHS Annual Incentive Plan with a target bonus of 75% of their respective base salaries (at “target” performance) or up to 150 percent for meeting predetermined objectives, which bonus payout will be based on actual business results and their respective individual performance. Messrs. Gupta and Menke are also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Mr. Gupta was also eligible for relocation assistance under the IHS relocation policy.

Equity Incentives. In accordance with their agreements, Messrs. Gupta and Menke each received 10,000 RSUs, which are scheduled to vest 50 percent on the first anniversary of the grant date and 50 percent on the second anniversary of the grant date. In addition, Mr. Gupta received 15,000 PSUs (meaning he could receive between 0 and 26,250 shares of IHS stock no later than February 29, 2016, depending on performance results) and Mr. Menke received 10,000 PSUs (meaning he could receive between 0 and 17,500 shares of IHS stock no later than February 29, 2016, depending on performance results). Each of Mr. Gupta and Mr. Menke is eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under the agreements for Messrs. Gupta and Menke, they have each agreed to maintain the confidentiality of our proprietary or confidential information at all times during their respective employment and thereafter, unless first obtaining our prior written consent, and they have each assigned to us all of the intellectual property rights in any innovations created or developed by them during the terms of their respective employment. They have each also agreed not to compete with us during their respective employment and for a period of twelve months after any termination thereof. Messrs. Gupta and Menke have each also agreed not to solicit, hire, or cause to be hired any of our customers, employees, consultants or suppliers in their respective Employing Business Group for or on behalf of any competitor during such period. Under the agreement, an “Employing Business Group” means the unit(s) of the Company in which they were employed, that they managed and/or to which they provided significant services during the twelve months prior to their respective termination.

Todd Hyatt. Effective November 1, 2013, we entered into an employment agreement with Mr. Hyatt that included the following provisions.

Term. Mr. Hyatt’s agreement is not a contract of employment and does not entitle Mr. Hyatt to employment for any specified period of time and his employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreement provides for a base salary to be reviewed and increased at the discretion of our management. Mr. Hyatt will be eligible to participate in the 2014 fiscal year IHS Annual Incentive Plan with a target bonus of 75% of his base salary, which bonus payout will be based on actual business results. Mr. Hyatt is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. In accordance with his agreement, Mr. Hyatt is eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under Mr. Hyatt’s agreement, he has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment.

Richard Walker. The employment agreement with Mr. Walker includes the following provisions.

Term. The agreement has an effective date of October 31, 2007 and an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless Mr. Walker’s employment is terminated earlier in accordance with the agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

Base salary, bonus, and benefits. The agreement with Mr. Walker provides for a base salary to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Under his agreement, Mr. Walker is eligible for an annual bonus pursuant to our then current annual incentive plan. Mr. Walker is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Mr. Walker’s agreement has been amended as follows: (a) on November 7, 2007, to modify the severance and change in control benefits provided by the agreement (as described in “Potential Payments upon Termination or Change in Control” above); (b) on October 22, 2009, to state that the calculation of performance-related bonus amounts will be based on actual financial results upon involuntary termination without Cause; and (c) on December 3, 2010, to provide that severance becomes payable on termination only when he executes a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A of the Internal Revenue Code.

Tax indemnity. Under Mr. Walker’s agreement, if any amounts or benefits received are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore him to the after-tax position that he would have been accorded if the excise tax had not been imposed.

Covenants. Under Mr. Walker’s agreement, he has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining our prior written consent, and he assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with us during his term of employment and for a restricted period, as described below, after any termination of employment. Mr. Walker has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under the agreement, the “restricted period” means the longer of (i) the one-year period following his termination of employment or (ii) in the event he receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which those payments are calculated, up to a maximum period of two years.

New Agreement. Effective September 18, 2013, we entered into a new agreement with Mr. Walker regarding the non-renewal of his employment agreement. The terms of the new agreement include provisions related to his continued service through February 1, 2014 (the “Effective Termination Date”). Provisions of the new agreement also include (i) payment to Mr. Walker of $150,000 within ten days following the Effective Termination Date, (ii) credit for two additional years for purposes of each of the age and service requirements of his non-qualified retirement related employee benefit plans in which he participated as of the Effective Termination Date, and (iii) acceleration of the vesting of 27,900 shares of IHS common stock under previously granted equity awards, with such stock to be delivered within ten days following the Effective Termination Date. In addition, in conjunction with the new agreement and as a condition to receipt of the consideration thereunder, Mr. Walker executed a release that, along with other customary terms and conditions, released IHS from any and all claims.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

We follow processes and policies, including our written policy on Related Party Transactions, that are designed to detect and, if appropriate, approve and disclose any transaction that would constitute a “related person transaction” under SEC rules. Such transactions include any transaction in which the amount involved would exceed $120,000 and the parties would include any IHS directors, nominees for director, executive officers, greater than five percent stockholders, or any immediate family members or affiliates of any of them. It could include direct or indirect interests in the transaction or the parties involved.

Our Board of Directors has delegated the responsibility for reviewing related person transactions to the Nominating and Corporate Governance Committee. To support this process, each year we solicit internal disclosure of any transactions between IHS and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Nominating and Corporate Governance Committee annually reviews and evaluates such information for each director as part of its assessment of each director’s independence.

In addition, all directors, officers, and employees of IHS are governed by the IHS Business Code of Conduct and our Conflict of Interest Policy that requires directors to inform the Corporate Secretary, and employees to inform the General Counsel or Chief Compliance Officer, of any existing or proposed relationship, financial interest, or business transaction that could be, or might appear to constitute, a conflict of interest.

If the Nominating and Corporate Governance Committee were presented with a proposed related party transaction, it would evaluate the business purpose and the risks involved to ensure that the proposed transaction would be in the best interest of IHS and its stockholders. Factors would include determining whether the transaction would be as favorable to IHS as comparable transactions with non-related parties as well as a requirement that the related party transaction follow the same bidding, review, and approval processes and the same standards that would apply to comparable transactions with unaffiliated entities.

Relationships with Security Holders

As of the Record Date, TBG Limited (“TBG”), a Malta company, was the holder, through indirect ownership of Conscientia Investments Limited (“Conscientia”), of shares with an aggregate voting power of approximately 1.1 percent. We have entered into an agreement with TBG in which each party has agreed to provide certain indemnities to the other. This agreement generally provides that we will indemnify TBG for liabilities relating to our properties and core business, and that TBG will indemnify us for liabilities relating to any properties, businesses, or entities that are now or were historically owned by TBG or its affiliates (other than our properties and core business). We do not face, and have not in the past faced, liabilities with respect to any properties, businesses, or entities that are not part of our core business but are now or were historically owned by TBG or its affiliates and we do not anticipate incurring such liabilities in the future.

Registration Rights Agreement

We are party to an agreement with Conscientia that provides it with certain registration rights. At any time upon its written request, we will be required to use our best efforts to effect, as expeditiously as possible, the registration of all or a portion of its shares of common stock, provided that the aggregate proceeds of the offering is expected to equal or exceed $50 million. The agreement provides for up to four demand registrations. Conscientia exercised a demand registration in each of June 2012 and January 2014. However, we will not be required to effect more than one demand registration within any twelve-month period and we will have the right to preempt any demand registration with a primary registration, in which case Conscientia will have incidental registration rights. It will also have incidental rights to request that its shares be included in any registration of our common stock, other than registrations on Form S-8 or Form S-4, registrations for our own account pursuant to Rule 415, or in compensation or acquisition related registrations. The foregoing summary does not include the full text or all of the terms and conditions contained in the registration rights agreement. A copy of the agreement is available for review as an exhibit to Company filings that you may access on the SEC website, www.sec.gov, or under the Investor Relations section of the IHS website, www.ihs.com.

Stockholder Proposals for the 2015 Annual Meeting

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2015 Annual Meeting of Stockholders, the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One important requirement is that the proposal be received by the Corporate Secretary of IHS no later than October 31, 2014. Proposals we receive after that date will not be included in the Proxy Statement for the 2015 Annual Meeting. We urge stockholders to submit proposals by certified mail, return receipt requested.

A stockholder proposal not included in our proxy statement for the 2015 Annual Meeting will be ineligible for presentation at the 2015 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of IHS at the principal executive offices of IHS:

IHS Inc.

Attn: Corporate Secretary

15 Inverness Way East

Englewood, CO 80112

In order to be timely under our Bylaws, notice of stockholder proposals related to stockholder nominations for the election of directors must be received by the Corporate Secretary of IHS—in the case of an annual meeting of the stockholders, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made by IHS of the date of such meeting.

If the number of directors to be elected to the Board at an annual meeting is increased and IHS has not made a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice will be considered timely (but only with respect to nominees for the additional directorships) if it is delivered to the Corporate Secretary of IHS not later than the close of business on the 10th day following the day on which such public announcement is first made by IHS.

Stockholder nominations for the election of directors at a special meeting of the stockholders must be received by the Corporate Secretary of IHS no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such meeting.

A stockholder’s notice to the Corporate Secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

—	the name and record address of the stockholder and the beneficial owner;

—	the class and number of shares of the Company’s capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

—

a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

—

a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a director, the notice must include:

—

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934; and

—	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Notice procedures for stockholder proposals not related to director nominations, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.

A stockholder’s notice to the Corporate Secretary of IHS must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

—

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

—	the name and record address of the stockholder and beneficial owner;

—	the class and number of shares of the Company’s capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

—

a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

—

a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

or through the SEC’s website at www.sec.gov.

The IHS 2013 Annual Report on Form 10-K has been mailed with this Proxy Statement.

You may also review that document and all exhibits on our website (www.ihs.com).

We will provide printed copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Send that request in writing to IHS Inc. at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Investor Relations.

The request must include a representation by the stockholder that as of our Record Date, February 18, 2014, the stockholder was entitled to vote at the Annual Meeting.

Other Matters

The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Stephen Green
Executive Vice President, Legal and Corporate Secretary

February 26, 2014

IHS INC.

Proxy for Annual Meeting of Stockholders on April 9, 2014

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Scott Key, Todd Hyatt, and Stephen Green, and each of them, each with the power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IHS Inc. to be held on April 9, 2014 or at any postponement or adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

IHS INC.

April 9, 2014

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER
Vote by phone until 11:59 PM EDT the day before the meeting.	ACCOUNT NUMBER
MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.ihs.com/Investor-Relations/financial-reports.htm.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS; AND

“FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS	FOR AGAINST ABSTAIN	2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR AGAINST ABSTAIN ☐ ☐ ☐
	Brian H. Hall Balakrishnan S. Iyer Jerre L. Stead	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

3. AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS FOR AGAINST ABSTAIN ☐ ☐ ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1; and “FOR” Proposals 2 and 3.

	To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Signature of Stockholder	Date
Signature of Stockholder	Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.